Exhibit 2.1
STOCK PURCHASE AGREEMENT
dated as of
April 29, 2011
by and between
WESTWOOD ONE, INC., as SELLER
and
CLEAR CHANNEL ACQUISITION LLC, as PURCHASER

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ii

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of April 29, 2011, is entered into by and between Clear Channel Acquisition LLC, a Delaware limited liability company (“Purchaser”), and Westwood One, Inc., a Delaware corporation (“Seller”).
RECITALS:
WHEREAS, Seller is the sole record and beneficial owner of One Thousand (1,000) shares (the “M Company Shares”) of the common stock, par value $0.01 per share (the “M Common Stock”), of Metro Networks, Inc., a Delaware corporation (“M Company”), which M Company Shares constitute all of the issued and outstanding shares of the capital stock of M Company;
WHEREAS, Seller is the sole record and beneficial owner of One Hundred (100) shares (the “S Company Shares”) of the common stock, par value $1.00 per share (the “S Common Stock”), of SmartRoute Systems, Inc., a Delaware corporation (“S Company”), which S Company Shares constitute all of the issued and outstanding shares of the capital stock of S Company;
WHEREAS, Seller is the sole record and beneficial owner of One Hundred (100) shares (the “T Company Shares”) of the common stock, par value $0.01 per share (the “T Common Stock”), of TLAC, Inc., a Delaware corporation (“T Company”), which T Company Shares constitute all of the issued and outstanding shares of the capital stock of T Company;
WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the M Company Shares, the S Company Shares and the T Company Shares; and
WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article IX hereof.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Purchaser and Seller agree as follows:
ARTICLE 1.
PURCHASE AND SALE OF SHARES
Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller sells, conveys and transfers to Purchaser, and Purchaser purchases and acquires from Seller, the M Company Shares, the S Company Shares and the T Company Shares, free and clear of Liens.

Section 1.2 Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the M Company Shares, the S Company Shares and the T Company Shares, Purchaser will pay to Seller, in the manner specified in Section 1.6 hereof, (a) Twenty Four Million Two Hundred Fifty Thousand Dollars ($24,250,000), plus or minus (b) the Estimated Adjustment Amount (as further adjusted pursuant to Section 1.5, the “Purchase Price”). The portion of the Purchase Price allocable to the transfer of each of the M Company Shares, the S Company Shares and the T Company Shares shall be determined in the manner set forth on Section 1.2 of the Seller Disclosure Letter.
Section 1.3 Closing.
(a) The consummation of the purchase and sale of the M Company Shares, the S Company Shares and the T Company Shares (the “Closing”) shall take place on the date hereof upon the satisfaction or waiver of all of the other conditions set forth in Article VII below (the “Closing Date”).
(b) Closing Deliveries.
(i) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(A) stock certificates evidencing the M Company Shares, the S Company Shares and the T Company Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, sufficient to convey and transfer to Purchaser all right, title and interest in and to the M Company Shares, the S Company Shares and the T Company Shares, and certificates representing all issued and outstanding shares of the Subsidiaries of M Company, free and clear of Liens; and
(B) the certificates, agreements and other documents required to be delivered pursuant to Section 7.3.
(ii) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
(A) the Purchase Price, as provided in Section 1.6 hereof; and
(B) the certificates, agreements and other documents required to be delivered pursuant to Section 7.5.
(c) Post-Closing Deliveries. Immediately following the Closing on the Closing Date, (i) Purchaser shall cause the Companies to pay in full the Inter-Company Obligation by intra-bank transfer or wire transfer of immediately available funds to an account designated in writing by Seller and (ii) Seller shall, and shall cause all other holders of any interest therein to, (A) terminate the Inter-Company Obligation Documents and release in full all obligations thereunder, (B) release all other Liabilities with respect to the Inter-Company Obligation, (C) deliver to Purchaser originals of all promissory notes and other instruments evidencing the Inter-Company Obligation, all marked canceled, or written certification that none exist, and (D) deliver to Purchaser the other documents described in Section 7.3(e).

Section 1.4 Estimated Adjustment Amount.
(a) On the Closing Date, Seller shall deliver to Purchaser its good faith estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof. The “Estimated Adjustment Amount,” which may be positive or negative, shall mean the Estimated Closing Date Net Working Capital minus Base Working Capital.
(b) As used herein, “Base Working Capital” means the target Net Working Capital amount set forth on Section 1.2 of the Seller Disclosure Letter. The effective time of Closing and any Preliminary Transactions consummated at or before Closing for purposes of calculating Estimated Closing Date Net Working Capital and Closing Date Net Working Capital shall be 11:59 p.m. on the day before the Closing Date, and the calculation of both shall use the same methodology as the calculation of the Base Working Capital. If the Estimated Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Estimated Adjustment Amount, and such adjustment shall be paid as provided by Section 1.6.
Section 1.5 Adjustment Amount.
(a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Purchaser shall prepare and deliver to Seller (i) an unaudited carve-out balance sheet for the Business and consolidated Companies as of 11:59 p.m. on the day before the Closing Date (assuming the consummation of the Preliminary Transactions prior to such time) (the “Closing Balance Sheet”) and (ii) a calculation of Net Working Capital of the Business and consolidated Companies as set forth on the Closing Balance Sheet (“Closing Date Net Working Capital”), determined without giving effect to the consummation of the transactions contemplated by this Agreement (other than the consummation of the Preliminary Transactions prior to 11:59 p.m. on the day before the Closing Date) or the financing transactions in connection therewith. Except as otherwise provided herein, the Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied in a manner consistent with the principles and policies applied in connection with the preparation of the Base Balance Sheet; provided, however, that the Closing Balance Sheet shall (x) except as otherwise provided herein, be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Base Balance Sheet, (y) reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Base Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date thereof and (z) not include any liability for income Taxes payable. Following the Closing, each of Purchaser and Seller shall provide the other and its respective representatives reasonable access to the records of the Business and the Companies to the extent reasonably relevant for the preparation and review of the Closing Balance Sheet. “Net Working Capital” as of any time shall mean, (1) the consolidated current assets of the Business and consolidated Companies as of such time, minus (2) the consolidated current liabilities of the Business and consolidated Companies as of such time (excluding the Inter-Company Obligation), in each case as calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the Base Balance Sheet; provided, that the items set forth on Section 1.5(a) of the Seller Disclosure Letter shall be disregarded for the purposes of calculating Net Working Capital.

(b) If Seller shall disagree with the calculation of the Closing Date Net Working Capital, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after its receipt of the Closing Balance Sheet. In the event that Seller does not provide such a notice of disagreement within such sixty (60) day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Date Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then Purchaser and Seller shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) which shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, based upon written submissions provided by Purchaser and Seller to the Auditor within ten (10) Business Days after the Auditor’s selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital requires adjustment based on such remaining disagreements. The fees and expenses of the Auditor shall be allocated between Purchaser and Seller based upon the percentage which the portion of the contested amount not awarded to each bears to the amount actually contested by such party. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Adjustment Amount is finally determined in accordance with this Section 1.5(b) is hereinafter referred as to the “Determination Date.”
(c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital, minus (ii) the Estimated Closing Date Net Working Capital used to calculate the Estimated Adjustment Amount. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 1.5(d) below. To the extent not otherwise taken into account, the Adjustment Amount will include a credit for Seller for the portion of the payroll for Covered Employees that is paid by Seller or any Subsidiary thereof (other than the Companies) and attributable to the Closing Date.
(d) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Purchaser shall pay to Seller the Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at an annual rate equal to the Prime Rate by wire transfer of immediately available funds. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay to Purchaser an amount equal to the Deficit Amount, together with interest thereon from the Closing Date to the date of payment at an annual rate equal to the Prime Rate by wire transfer of immediately available funds. The Purchase Price shall be deemed to be decreased by the amount of payments required to be made by Seller to Purchaser pursuant to this Section 1.5(d) and shall be deemed to be increased by the amount of payments required to be made by Purchaser to Seller pursuant to this Section 1.5(d).

Section 1.6 Payments.
(a) Payments. At Closing, in addition to the payment by Purchaser of the Inter-Company Obligation pursuant to Section 1.3(c)(i), the Purchase Price shall be paid by Purchaser (i) funding the Severance Escrow Amount into escrow as described in Section 1.6(b) and (ii) paying the balance to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.
(b) Escrow. On the Closing Date, Purchaser shall pay to Deutsche Bank Trust Company Americas, as escrow agent of the parties hereto (the “Escrow Agent”), the Severance Escrow Amount, to be held in escrow pursuant to the terms of the Escrow Agreement of even date herewith among Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”). The Escrow Funds shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement. The parties shall jointly instruct the Escrow Agent to disburse the Escrow Funds to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement unless contested by a party in good faith in writing within five (5) business days of a disbursement request, in which event the Escrow Funds shall remain with the Escrow Agent until the parties’ dispute is resolved.
Section 1.7 FCC.
(a) Pro Forma Assignment. Seller, with the consent of the FCC, has consummated the assignment of the FCC Licenses to an Affiliate of Seller designated by Seller and qualified under the Communications Act of 1934, as amended (the “Communications Act”) and the rules, regulations and policies of the FCC to hold the FCC Licenses (the “FCC Affiliate”).
(b) Assignment Applications. Purchaser and the FCC Affiliate have filed one or more applications with the FCC (collectively, the “FCC Assignment Applications”) requesting FCC consent to the assignment of the FCC Licenses from the FCC Affiliate to a post-Closing subsidiary of Purchaser (the “Assignee”). FCC consent to the FCC Assignment Applications without any material adverse conditions other than those of general applicability is referred to herein collectively as the “FCC Assignment Consent.” Seller, and by signing below the FCC Affiliate, agree that (1) to the extent that the FCC Assignment Consent has been granted as to all or any part of the FCC Licenses as of the date hereof, such FCC Licenses are hereby assigned to Assignee effective upon execution of this Agreement without need for further action, and (2) to the extent that the FCC Assignment Consent has not been granted as to all or any part of the FCC Licenses as of the date hereof, such FCC Licenses are hereby assigned to Assignee effective automatically upon issuance of the FCC Assignment Consent with respect to such FCC Licenses without need for further action. If requested by Purchaser, Seller shall cause the FCC Affiliate to promptly execute and deliver to Purchaser an assignment agreement or any other documents evidencing the assignment of the FCC Licenses to Purchaser.

(c) Cooperation. To the extent that the FCC Assignment Consent has not been granted as to one, some or all of the FCC Licenses as of the date hereof, (1) Purchaser and Seller shall (and Seller shall cause the FCC Affiliate to) diligently prosecute the FCC Assignment Applications applicable to such FCC Licenses and otherwise use their commercially reasonable efforts to obtain the FCC Assignment Consent with respect to such FCC Licenses as soon as possible, and (2) until the FCC Assignment Consent has been granted with respect to such FCC Licenses, Seller shall cooperate with Purchaser in making reasonable arrangements to allow Purchaser to operate the Business materially as operated on the date hereof, subject to compliance with applicable Communications Act. Purchaser and Seller shall (and Seller shall cause the FCC Affiliate to) notify each other of all documents filed with or received from the FCC or any other Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Purchaser and Seller shall (and Seller shall cause the FCC Affiliate to) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Letter, which Seller Disclosure Letter is arranged in sections corresponding to the lettered and numbered paragraphs contained in this Article II, provided that items disclosed in one section of the Seller Disclosure Letter shall be deemed disclosed in all other applicable sections of the Seller Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of the Agreement or Seller Disclosure Letter, Seller represents and warrants to Purchaser as follows:
Section 2.1 Corporate Organization and Authority of Seller. Seller has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform its obligations under this Agreement and the other documents and agreements to be executed and delivered by Seller in connection herewith. The copies of the Certificate of Incorporation of Seller and its Bylaws, previously delivered by Seller to Purchaser, are true, correct and complete. Seller is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified. The execution, delivery and performance of this Agreement and the other documents and agreements to be made by Seller in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Seller, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been and all other documents and agreements to be made by Seller in connection herewith will be duly and validly executed and delivered by Seller and constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 2.2 No Conflict. Except as set forth on Section 2.2 of the Seller Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 2.5 or on Section 2.5 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the other documents and agreements to be made by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of, or result in the breach of, any applicable Law, the Certificate of Incorporation, Bylaws or other organizational documents of Seller or any of the Companies, or any agreement, indenture or other instrument to which Seller or any of the Companies is a party or by which Seller or any of the Companies may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Seller or any of the Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.
Section 2.3 Corporate Organization of the M Company, the S Company and the T Company.
(a) The M Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the M Company previously made available by Seller to Purchaser in Seller’s electronic data room for this transaction are true, correct and complete. Except as set forth in Section 2.3(a) of the Seller Disclosure Letter, the M Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
(b) The S Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the S Company previously made available by Seller to Purchaser in Seller’s electronic data room for this transaction are true, correct and complete. Except as set forth in Section 2.3(b) of the Seller Disclosure Letter, the S Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
(c) The T Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the T Company previously made available by Seller to Purchaser in Seller’s electronic data room for this transaction are true, correct and complete. Except as set forth in Section 2.3(c) of the Seller Disclosure Letter, the T Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

Section 2.4 Subsidiaries. The S Company has no Subsidiaries. The T Company has no Subsidiaries. Section 2.4 of the Seller Disclosure Letter is a true, correct and complete list of all of Subsidiaries of the M Company, together with their respective jurisdictions of incorporation or organization. Except for the Subsidiaries listed in Section 2.4 of the Seller Disclosure Letter, none of the Companies (i) is a partner or member of (nor is any part of the Business conducted through) any limited liability company or partnership, (ii) participates in any joint venture or similar arrangement, or (iii) holds any equity interest in any corporation, partnership, limited liability company or other Person. The Subsidiaries of M Company have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. Seller has previously provided to Purchaser (in Seller’s electronic data room for this transaction) copies of the organizational documents of the Subsidiaries of the M Company. Such copies are true, correct and complete. Each Subsidiary of the M Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified.
Section 2.5 Governmental Authorities; Consents. Except as set forth on Section 2.5 of the Seller Disclosure Letter, assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, (a) no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Seller or the Companies with respect to Seller’s execution, delivery or performance of this Agreement or the other documents and agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby (which, with respect to Seller for all purposes under this Agreement, includes without limitation consummation of the Related Transactions), except for the FCC Assignment Consent, and (b) no consent, approval or authorization of, or designation, declaration or filing with, any Person (other than any Governmental Authority) is required on the part of Seller or the Companies with respect to Seller’s execution or delivery of this Agreement or the other documents and agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.
Section 2.6 Capitalization of the M Company, the S Company and the T Company.
(a) The authorized capital stock of the M Company consists of one thousand (1,000) shares of M Common Stock, of which 1,000 shares of M Common Stock are issued and outstanding. All of the issued and outstanding shares of M Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of the M Company are held in the treasury of the M Company. The M Company Shares constitute all of the issued and outstanding capital stock of the M Company.

(b) Seller owns and holds all legal and beneficial right, title and interest in and to the M Common Stock, free and clear of Liens. Except as set forth on Section 2.6 of the Seller Disclosure Letter, the M Company has not granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the M Common Stock that remain outstanding, and is not party to any other outstanding commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of M Common Stock, and there are no agreements of any kind which may obligate the M Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the M Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the M Company. There are no stockholder agreements, voting trusts, proxies or other agreements or written understandings with respect to the voting or transfer of any of the M Common Stock.
(c) The authorized capital stock of the S Company consists of one thousand (1,000) shares of S Common Stock, of which 100 shares of S Common Stock are issued and outstanding. All of the issued and outstanding shares of S Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of the S Company are held in the treasury of the S Company. The S Company Shares constitute all of the issued and outstanding capital stock of the S Company.
(d) Seller owns and holds all legal and beneficial right, title and interest in and to the S Common Stock, free and clear of Liens. Except as set forth on Section 2.6 of the Seller Disclosure Letter, the S Company has not granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the S Common Stock that remain outstanding, and is not party to any other outstanding commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of S Common Stock, and there are no agreements of any kind which may obligate the S Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the S Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the S Company. There are no stockholder agreements, voting trusts, proxies or other agreements or written understandings with respect to the voting or transfer of any of the S Common Stock.
(e) The authorized capital stock of the T Company consists of one hundred (100) shares of T Common Stock, all of which are issued and outstanding. All of the issued and outstanding shares of T Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of the T Company are held in the treasury of the T Company. The T Company Shares constitute all of the issued and outstanding capital stock of the T Company.

(f) Seller owns and holds all legal and beneficial right, title and interest in and to the T Common Stock, free and clear of Liens. Except as set forth on Section 2.6 of the Seller Disclosure Letter, the T Company has not granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the T Common Stock that remain outstanding, and is not party to any other outstanding commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of T Common Stock, and there are no agreements of any kind which may obligate the T Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the T Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the T Company. There are no stockholder agreements, voting trusts, proxies or other agreements or written understandings with respect to the voting or transfer of any of the T Common Stock.
Section 2.7 Capitalization of Subsidiaries. The outstanding shares of capital stock and/or partnership interests (collectively, for purposes of this Section 2.7, the “equity interests”) of each of the M Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. No equity interests of such Subsidiaries are held in the treasury of any of the Companies. Except as set forth on Section 2.7 of the Seller Disclosure Letter, the M Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens. Except as set forth on Section 2.7 of the Seller Disclosure Letter, none of the Companies has granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of such Subsidiaries that remain outstanding, and is not party to any other outstanding commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of shares of capital stock, or the granting of any partnership interest of such Subsidiaries, and there are no agreements of any kind which may obligate any of the Companies to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any equity interests of such Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiaries. Except as set forth on Section 2.7 of the Seller Disclosure Letter, there are no stockholder agreements, partnership agreements, voting trusts, proxies or other agreements or written understandings with respect to the voting or transfer of any of the equity interests of such Subsidiaries. None of the Subsidiaries is a participant in any joint venture or similar arrangement.
Section 2.8 Financial Statements.
(a) Section 2.8 of the Seller Disclosure Letter sets forth complete and correct copies of the following (collectively, the “Financial Statements”):
(i) unaudited carve-out balance sheets of the Business and consolidated Companies as of December 31, 2009 and December 31, 2010, and income statements of the Business and consolidated Companies for the twelve-month period ended December 31, 2009 and December 31, 2010, and
(ii) the unaudited carve-out balance sheets of the Business and consolidated Companies as of March 31, 2011 (the “Base Balance Sheet”) and income statements of the Business and consolidated Companies for the three-month period then ended.

The Financial Statements as of December 31, 2009, December 31, 2010 and March 31, 2011 and the income statements of the Business and consolidated Companies for the periods then ended have been prepared in accordance with GAAP and present fairly in all material respects the net assets of the Business and consolidated Companies as of the dates thereof and the results of operations of the Business and consolidated Companies for the respective periods indicated therein. All of the assets reflected on the Financial Statements are assets of the Companies.
(b) The unaudited consolidated interim balance sheet of Seller and its Subsidiaries included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2010 fairly presents in all material respects the consolidated results of operations and financial position of Seller and its Subsidiaries as of the date therein set forth, in accordance with GAAP.
Section 2.9 Undisclosed Liabilities. Neither the Business nor any of the Companies has any liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed or reserved against on the face of the Base Balance Sheet and the notes thereto, (ii) liabilities and obligations of like kind and amount incurred in the ordinary course of business since the date of the Base Balance Sheet and (iii) liabilities and obligations incurred in the ordinary course of business that are not required by GAAP to be disclosed on a balance sheet. Neither the Business nor Companies nor any of their Subsidiaries are a party to, or have any commitment to become a party to, any joint venture or off-balance sheet partnership. None of the Companies or the Business has any obligation or liability with respect to any credit facility or other Indebtedness of Seller or any Affiliate of Seller.
Section 2.10 Litigation and Proceedings. Except (i) as set forth on Section 2.10 of the Seller Disclosure Letter and (ii) for any Action under Environmental Law (as to which certain representations and warranties are made pursuant to Section 2.20), there is not any Action pending or, to the Knowledge of Seller, threatened in writing against Seller or the Companies, or to the Knowledge of Seller, any governmental investigations pending or threatened in writing, in each case that would reasonably be expected to have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement or would reasonably be expected to have a material adverse effect on the Companies or the Business, nor, to the Knowledge of Seller, is there a valid basis for any such Action or governmental investigation. Neither Seller nor any of the Companies is operating under or subject to, or in default with respect to, any Governmental Order. There is no unsatisfied judgment or any open injunction binding upon Seller or the Companies which would reasonably be expected to have a material adverse effect on (x) the ability of Seller to enter into and perform its obligations under this Agreement or (y) the Companies.
Section 2.11 Legal Compliance. Except with respect to (i) matters set forth on Section 2.11 of the Seller Disclosure Letter, and (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.20): (a) the Companies are, and at all times have been, in compliance in all material respects with all applicable Laws; (b) without limiting the foregoing, the Companies have obtained all licenses, permits, certificates and authorizations needed or required for the operation of the Business in all material respects, and have filed all material reports and other material documents required to be filed with any Governmental Authority; and (c) neither Seller nor any of the Companies has received any written notice from any Governmental Authority that any of the Companies’ properties, facilities, equipment or business procedures or practices fails to comply with any applicable Law, which has not been brought into compliance.

Section 2.12 Contracts; No Defaults.
(a) Section 2.12(a) of the Seller Disclosure Letter contains a listing of all Included Contracts described in the clauses below to which, as of the date of this Agreement, any Company is a party and whereby any Company will have any Liability or obligation on or after the Closing. True, correct and complete copies of the Contracts listed on Section 2.12(a) of the Seller Disclosure Letter have been delivered to or made available to Purchaser in Seller’s electronic data room for this transaction.
(i) Each Contract relating to Indebtedness or to any Lien;
(ii) Each Contract relating to the acquisition or disposition of any business unit or real property (other than any Contract in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing);
(iii) (x) Each Lease and (y) each lease or other right to use personal property, including each installment and conditional sale agreement, in each case that involves payments in excess of $25,000 in any calendar year for any individual Lease or $100,000 in any calendar year in the aggregate;
(iv) Each Contract governing any joint venture, partnership, limited liability company or other similar arrangement;
(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $50,000 for any individual Contract or $150,000 in the aggregate for all contracts related to any single capital expenditure project;
(vi) Each Contract that (A) includes a non-solicitation, non-competition or similar provision that limits or purports to limit the ability of any of the Companies to compete, including in any line of business or with any Person or in any geographic area or during any period of time, (B) requires a Company to conduct business exclusively with another Person or grants to any Person a right of first refusal (or offer) obligations or restrictions or (C) contains a provision requiring any of the Companies to provide most favored pricing or terms;
(vii) Each interest rate, currency or commodity derivatives or hedging transaction Contract;
(viii) Each Contract requiring the direct or indirect guarantee of any Liability of any other Person;
(ix) Each collective bargaining or labor organization Contract, other than those set forth on Section 2.14(a) of the Seller Disclosure Letter;

(x) Each employment Contract or cash compensation or bonus arrangement with individual employees, other than those that may be terminated on forty-five (45) days’ notice or less without penalty;
(xi) Each Contract with Seller or any current or former Affiliate of Seller (other than the Companies);
(xii) Each Contract relating to management, consulting, advisory or similar services, other than those that may be terminated on forty-five (45) days’ notice or less without penalty;
(xiii) Each license of any material Intellectual Property (other than non-exclusive licenses to use trade names or trademarks in the ordinary course of business);
(xiv) Each Contract related to the settlement of actual or threatened litigation, arbitration or other claim or dispute (other than de minimis ordinary course claims and those without remaining payment obligations);
(xv) Each Affiliate Contract set forth on Section 2.30(a) of the Seller Disclosure Letter;
(xvi) Each Contract governing the use by the Business of the aircraft set forth in Section 2.29 of the Seller Disclosure Letter;
(xvii) Each other material Contract not listed in (i) through (xvi) above made outside the ordinary course of business;
(xviii) Each other Contract not described pursuant to (i) through (xvii) above with a remaining term of performance after the Closing longer than two (2) years (excluding any (A) unexercised renewals and (B) shrink-wrap software licenses and other licenses of generally available software); and
(xix) Each other Contract not described pursuant to (i) through (xviii) above involving total remaining consideration of more than $150,000 in any calendar year for any individual Contract.
(b) Neither Seller nor any of the Companies is a party to or bound by any contract or agreement relating to the disposition of any interest in any of the Companies or any of their material assets, rights or properties. Except as set forth on Section 2.12 of the Seller Disclosure Letter, each Included Contract for which any Company will have any Liability or obligations after the Closing is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the M Company, the S Company, the T Company or one of the Subsidiaries of the M Company party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligations of the other parties thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth on Section 2.12 of the Seller Disclosure Letter, neither the Companies nor, to the Knowledge of Seller, any other party thereto is in breach of or default in any material respect under any such Included Contract. The Companies have performed their obligations required prior to the date hereof under all of the Included Contracts in all material respects. Except as set forth on Section 2.12 of the Seller Disclosure Letter, no event has occurred and no condition or circumstance exists that, with receipt of notice or the passage of time or both, would constitute a breach or default in any material respect by Seller or, to the Knowledge of Seller, by any other party thereto, under any Included Contract.
(c) TrafficLand. Section 2.12(c) of the Seller Disclosure Letter includes a true and complete list of all of the Companies’ customer agreements with radio and television customers made pursuant to the Contract with TrafficLand, Inc. True, correct and complete copies of the Contracts listed on Section 2.12(c) of the Seller Disclosure Letter have been delivered to or made available to Purchaser in Seller’s electronic data room for this transaction. Seller or the Companies has fully paid any license fee (other than any revenue sharing obligations resulting from sales following the Closing) under the Contract with TrafficLand, Inc.
Section 2.13 Employee Benefit Plans.
(a) Section 2.13 of the Seller Disclosure Letter sets forth a list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan or program providing compensation or other benefits to any employee of the Companies, which are maintained, sponsored or contributed to by the Companies or Seller or with respect to which any of the Companies has any reasonable likelihood of material liability or potential material liability (whether direct or indirect) following the Closing, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs, whether or not funded, and whether or not terminated, including without limitation, stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health, disability and welfare plans, policies, programs or arrangements (each a “Company Benefit Plan”). Notwithstanding the foregoing, a Company Benefit Plan shall not include any Union Plan (as defined in Section 5.2(e) hereof). Notwithstanding the foregoing, Seller shall have no obligation to list any Company Benefit Plan on Section 2.13 of the Seller Disclosure Letter that terminated more than six (6) years prior to the date hereof and with respect to which none of the Companies has any liability or potential liability.
(b) Except as set forth in Section 2.13 of the Seller Disclosure Letter, the Companies do not contribute to, have any obligation to contribute to or have any reasonable likelihood of liability or potential liability whatsoever (including without limitation actual or potential withdrawal liability, as applicable) with respect to (i) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), (iii) any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) (whether or not any such plan is intended to meet the qualification requirements of Section 401(a) of the Code) that is subject to Title IV of ERISA or that is subject to minimum funding requirements of ERISA or the Code or (iv) any Company Benefit Plan that provides health, life insurance, accident or other “welfare-type” benefit coverage to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment or other service) (i) except as set forth in Section 2.13 of the Seller Disclosure Letter or as specifically described in or required by this Agreement, result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution or increase in benefits with respect to any Company Benefit Plan or any current or former director, officer, employee or other service provider of the Companies, (ii) except as set forth in Section 2.13 of the Seller Disclosure Letter or as specifically described in or required by this Agreement, give rise to any obligation to fund any payment or benefit, or (iii) give rise to any limitation on the ability to amend or terminate any Company Benefit Plan, and in the case of each of clauses (i), (ii) and (iii) with respect to which any of the Companies actually incurs any liability (whether direct or indirect) following the Closing. Except as set forth in Section 2.13 of the Seller Disclosure Letter, no Company Benefit Plan obligates any of the Companies to pay separation, severance, termination or similar benefits.
(d) With respect to each Company Benefit Plan and Union Plan, all payments, premiums, contributions, reimbursements or accruals required to be made by the Seller or the Companies for all periods ending prior to or as of Closing shall have been made or properly accrued for on the Financial Statements in all material respects. As of the date of this Agreement, and except as set forth in Section 2.13 of the Seller Disclosure Letter, no Company Benefit Plan that provides for retirement benefits has any material unfunded liabilities.
(e) Each Company Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including but not limited to ERISA and the Code. None of the Companies, its respective employees or agents or any trustee or administrator of any Company Benefit Plan has engaged in any transaction with respect to any Company Benefit Plan that would reasonably be expected to subject the Companies, Purchaser or any trustee or administrator of such Company Benefit Plan, or any party in interest (as such term is defined in Section 3(3) of ERISA) dealing with such Company Benefit Plan to any tax or penalty (whether civil or otherwise) imposed by ERISA or the Code. No actions, suits, investigations or claims with respect to any Company Benefit Plan (other than routine claims for benefits) or any fiduciary or other Person dealing with such Company Benefit Plans are pending or, to the Knowledge of Seller, threatened and, to the Knowledge of Seller, there are no facts that would reasonably give rise to or reasonably be expected to give rise to any such actions, suits, investigation or claims.

(f) Except as set forth in Section 2.13 of the Seller Disclosure Letter, no underfunded “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, has been, during the six (6) years preceding Closing, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which any of the Companies is a member or was a member during such six-year period.
(g) No underfunded “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, has been, during the six (6) years preceding Closing, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which any of the Companies is a member or was a member during such six-year period.
(h) Except as directed by Purchaser in writing to Seller, to the Knowledge of Seller, none of the Companies or any officer, director, employee or agent of the any of the Companies has made any statements (whether oral or written) regarding the Company Benefit Plans to be maintained (or not to be maintained) by the Companies after Closing that will result in additional liability to the Companies or Purchaser, whether direct or indirect, in excess of any existing liability of the Companies as of Closing.
(i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Seller, no fact or event has occurred that is reasonably expected to adversely affect the qualified status of any such Company Benefit Plan and result in material liability to the Companies.
(j) Except as set forth in Section 2.13 of the Seller Disclosure Letter, with respect to each Company Benefit Plan that is being assumed by Purchaser or remains with any of the Companies following Closing and with respect to Seller’s Union 401(k) Plan and Seller’s Non-Union 401(k) Plan (as defined in Section 5.2(f)), Seller has made available to Purchaser in Seller’s electronic data room for this transaction true, correct and complete copies, to the extent applicable, of (i) all documents pursuant to which such Company Benefit Plans as currently in effect are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (iii) the two most recent financial statements and (iv) all governmental rulings, determinations and opinions (and pending requests for rulings, determinations or opinions).
(k) The Companies have no liabilities of the kind required to be disclosed pursuant to ASC 715 or 712 (formerly, SFAS No. 106 or SFAS No. 112).
(l) Each Company Benefit Plan that is being assumed by Purchaser or remains with any of the Companies following Closing and that is subject to Section 409A of the Code (a “409A Plan”) is listed in Section 2.13 of the Seller Disclosure Letter. Each 409A Plan has been operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and final regulations promulgated thereunder, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will reasonably be expected to cause any such 409A Plan to not be in good faith compliance with the provisions of Section 409A of the Code and final regulations promulgated thereunder.
(m) Seller has delivered to Purchaser a schedule showing the accrued vacation amounts for all Covered Employees, which is complete and correct in all material respects.

Section 2.14 Labor Relations.
(a) Except as set forth on Schedule 2.14(a) of the Seller Disclosure Letter, the Companies are not party to any collective bargaining agreement. There is no pending or, to the knowledge of Seller, threatened work stoppage, slowdown or labor strike against the Companies. The Companies have been and are in compliance in all material respects with each collective bargaining agreement listed on Schedule 2.14(a) of the Seller Disclosure Letter, and with all applicable Laws relating to labor, employment or termination of employment (including without limitation those relating to wages, hours, discrimination, payments of employment taxes, occupational safety and health, worker’s compensation, immigration, equal employment opportunity and collective bargaining), and have not and are not engaged in any unfair labor practice, and there is no unfair labor practice charge or complaint pending against the Companies (or Seller with respect to the Business), or to Seller’s knowledge threatened, and to Seller’s knowledge no investigation pending or threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor or any other Governmental Authority with respect to current or former employees of the Companies. There is no arbitration proceeding or material grievance pending arising out of or under any collective bargaining agreement with respect to any employee of the Companies, and to Seller’s knowledge, there are no union organizing activities underway or formal questions concerning representation pending with respect to any employee of the Companies. To the Knowledge of the Seller, none of the Companies is liable for any arrears or wages, benefits, taxes, damages or penalties for failing to comply, in any material respect, with any Law relating in any way to labor or employment.
(b) Neither Seller nor any of the Companies is currently negotiating the modification, renewal or extension of any of the collective bargaining agreements listed on Schedule 2.14(a) of the Seller Disclosure Letter.
(c) Section 2.14(c) of the Seller Disclosure Letter sets forth a list of each individual, written employment, retention, change in control or severance agreement to which, any of the Companies is a party with respect to any current employee of the Companies and which may not be terminated at will, or by giving notice of 45 days or less, without cost or penalty. Seller has delivered or made available to Purchaser in Seller’s electronic data room for this transaction true, correct and complete copies of each such Contract described in this Section 2.14, as amended to date.
(d) Except as set forth on Section 2.14(d) of the Seller Disclosure Letter, each Contract set forth on either Section 2.14(a) or Section 2.14(c) of the Seller Disclosure Letter is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the M Company, the S Company, the T Company or one of the Subsidiaries of the M Company party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligations of the other parties thereto and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’

rights generally and subject, as to enforceability, to general principles of equity. Except as set forth on Section 2.14 of the Seller Disclosure Letter, neither the Companies nor, to the Knowledge of Seller, any other party thereto is in breach of or default (including with receipt of notice or the passage of time or both) in any material respect under any such Contract. The Companies have performed their obligations under all such Contracts in all material respects. No event has occurred and no condition or circumstance exists that, with receipt of notice or the passage of time or both, would constitute a breach or default under any such Contract.
(e) Section 2.14(e) of the Seller Disclosure Letter is a true and complete list of all Covered Employees which sets forth each employee’s name, base cash compensation, position, hire date and union status.
Section 2.15 Taxes. Except as set forth in Section 2.15 of the Seller Disclosure Letter:
(a) Seller is the common parent corporation of an “affiliated group” of corporations, as that term is defined in section 1504(a) of the Code (the “Seller Affiliated Group”). Each of the Companies has been a member of the Seller Affiliated Group for each of its Tax years ended after December 31, 2000. Seller has filed a consolidated federal income Tax Return for the Seller Affiliated Group, including each of the Companies, for each Tax year ended after December 31, 2000.
(b) All material Tax Returns required to have been filed by, with respect to, or on behalf of each of the Companies, including without limitation the Tax Returns described in Section 2.15(a), have been timely filed (taking into account any extension of time to file granted or obtained). All such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been paid. No claim has been made in writing during the last three (3) years or, to the Knowledge of Seller, during the last six (6) years, by a Tax authority in a jurisdiction where the Companies do not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies.
(c) Seller has paid all Tax due and payable for the Seller Affiliated Group’s consolidated federal income Tax years ended December 31, 2009 and December 31, 2010. Seller has paid all estimated Tax due and payable for the Seller Affiliated Group’s consolidated federal income Tax year ending December 31, 2011. Seller has paid all Tax, including estimated Tax, due and payable for all combined and unitary Tax periods of the Companies during which they were members of the Seller Affiliated Group that were required to be paid on or before the Closing Date.
(d) The Tax year, for federal income Tax purposes, of the Seller and each member of the Seller Affiliated Group, including the Companies, is the calendar year.
(e) The Companies have withheld and paid over to the appropriate Tax authority, when due, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are, to the knowledge of the Seller, pending or being conducted with respect to the Companies. None of the Companies has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against the Companies.
(g) Seller has provided to Purchaser in Seller’s electronic data room for this transaction (i) copies of all federal income Tax Returns that have been filed, complete examination reports, and statements of deficiencies assessed against or agreed to by the Companies filed or received since December 31, 2006; (ii) schedules and work papers showing the debt discharge amount that Seller realized during its Tax period ended December 31, 2009, and that Seller allocated to its basis in the stock of the Companies pursuant to Code section 1017(b)(3)(D); and (iii) schedules and work papers showing Seller’s allocation of such debt discharge amount among the Companies’ property pursuant to Code section 108(b)(2)(E).
(h) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(i) None of the Companies is a party to any agreement, contract, arrangement, or plan that could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible under Code Section 162(m) or any “excess parachute payment” within the meaning of Code Section 280G as a result of the transactions contemplated by this Agreement. None of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Companies is a party to or bound by any Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Companies could be liable for any Tax liability of any Person other than the Companies, and none of the Companies has any Liability for the Taxes of any Person (other than the members of the Seller Affiliated Group) under Reg. §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise.
(j) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in Tax method of accounting for a Tax period ending on or prior to the Closing Date filed or applied for prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) discharge of Indebtedness realized by a Company during a Tax period ending on or before the Closing Date.

(k) Since December 31, 2006, none of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(l) Since December 31, 2006, each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Companies is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. §1.6011-4(b).
(m) The aggregate amount of the reduction in the Tax bases of the Companies’ property required by Code section 108(b)(2)(E) (concerning amounts excluded from gross income under section 108(a)(1)) and attributable to the discharge of Seller’s indebtedness that occurred during its Tax year ended December 31, 2009, did not exceed $13,949,916; and that reduction of the Tax bases of the Companies’ property as of the end of their 2009 Tax year had the effect of reducing the Tax bases of the Companies’ property as of the end of their 2010 Tax year by not more than $8,537,222.
(n) Seller, for itself and each member of the Seller Affiliated Group, (i) did not recognize in gross income any amount from the discharge (in whole or in part) of an indebtedness that occurred during its Tax year ended December 31, 2009, to the extent such income is excludible from gross income pursuant to Code section 108(a)(1)(B) (concerning insolvency); (ii) did not make the election set forth in Code section 108(b)(5), concerning the reduction of basis of depreciable property, with respect to such discharge; (iii) made the election provided by Code section 108(i) to defer the recognition of any income from the discharge of indebtedness that occurred during its Tax year ended December 31, 2009; and (iv) made a protective election pursuant to Rev. Proc. 2009-37 to defer under Code section 108(i) any additional income from such discharge in the event the Internal Revenue Service determines on audit or otherwise that Seller or any other member of the Seller Affiliated Group overstates the amount of debt discharge excludible from gross income pursuant to the insolvency exception of Code section 108(a)(1)(B).
Section 2.16 Brokers’ Fees. Except as set forth on Section 2.16 of the Seller Disclosure Letter (which fees shall be the sole responsibility of Seller), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Companies or any of their Affiliates.
Section 2.17 Licenses, Permits and Authorizations. Except as set forth on Section 2.17 of the Seller Disclosure Letter, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.20) and except with respect to the FCC Licenses (as to which certain representations and warranties are made pursuant to Section 2.22), the Companies have obtained all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Companies to own, operate, use and maintain their assets in the manner in which they are now operated and maintained in all material respects and to conduct the business of the Companies as currently conducted in all material respects.

Section 2.18 Real Property. Section 2.18 of the Seller Disclosure Letter contains a complete and correct list of all Leases existing as of the date of this Agreement, including all Included Leases. Except as set forth on Section 2.18 of the Seller Disclosure Letter, one of the Companies has a valid and subsisting leasehold estate in the Leased Real Property, subject only to any Permitted Liens. None of the Companies owns any real property. True, correct and complete copies of all Leases (or, in the case of camera Leases, summaries thereof) have been delivered or made available to Purchaser in Seller’s electronic data room for this transaction. Each Included Lease provides sufficient access to the facilities used by the Companies without need to obtain any other access rights. No part of any Leased Real Property is subject to any pending or, to Seller’s knowledge threatened, suit for condemnation or taking by any Governmental Authority. To Seller’s knowledge, all building and improvements on the Leased Real Property comply in all material respects with all applicable zoning and health and safety Laws. Each Lease is (i) in full force and effect and (ii) represents the legal, valid and binding obligation of the Company party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligations of the other parties thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth on Section 2.18 of the Seller Disclosure Letter, neither the Companies nor, to the Knowledge of Seller, any other party thereto is in breach of or default in any material respect under any Lease. The Companies have performed their obligations under all of the Leases in all material respects. No event has occurred and no condition or circumstance exists that, with receipt of notice or the passage of time or both, would constitute a breach or default under any Lease. With respect to each Lease, all accrued and currently payable rent and other payments required thereunder have been paid, and each Lease was entered into in the ordinary course of business and has provided for peaceable possession since the beginning of the original term thereof.
Section 2.19 Intellectual Property.
(a) Section 2.19 of the Seller Disclosure Letter lists each patent, registered trademark, registered service mark or trade name, registered copyright and domain name owned by the Companies for which applications have been filed or registrations or patents have been obtained, whether in the United States or internationally. Except as set forth on Section 2.19 of the Seller Disclosure Letter, to the Knowledge of Seller, the Companies own or have the right to use pursuant to license, sublicense or permissions all Intellectual Property used in the operation of the Business as presently conducted in all material respects, free and clear of Liens other than Permitted Liens.
(b) Except as set forth on Section 2.19 of the Seller Disclosure Letter, (i) to the Knowledge of Seller, the Companies are not infringing upon or misappropriating any Intellectual Property of any Person, (ii) except as set forth on Section 2.19 of the Seller Disclosure Letter, neither Seller nor the Companies have received from any Person in the past three years any written notice, charge, complaint, claim or other written formal assertion of any infringement or misappropriation of any Intellectual Property of any Person. Except as set forth on Section 2.19 of the Seller Disclosure Letter, to the Knowledge of Seller, (x) the Companies have the sole and exclusive right to use the Intellectual Property listed in Section 2.19 of the Seller Disclosure Letter and (y) no Person is engaging in any activity that infringes upon or misappropriates any Intellectual Property listed on Section 2.19 of the Seller Disclosure Letter.

Section 2.20 Environmental Matters. Except as set forth on Section 2.20 of the Seller Disclosure Letter, the Companies have been and are in compliance in all material respects with all Environmental Laws, including without limitation those relating to the manufacture, generation, storage, processing, treatment, removal, cleanup, transport or disposal of Hazardous Materials. Except as set forth on Section 2.20 of the Seller Disclosure Letter, the Companies hold all licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (“Environmental Permits”) to authorize the Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Companies as currently conducted. Neither Seller nor the Companies has received any written notice from any Governmental Authority that it does not have all Environmental Permits required for the ownership, use or operation of the Business which has not been addressed. Except as set forth on Section 2.20 of the Seller Disclosure Letter, no Action is pending nor, to the Knowledge of Seller, threatened, against any of the Companies alleging violations of or liability under any Environmental Law (“Environmental Claims”), and to the Knowledge of Seller (x) none of the Companies is subject to any investigation by any Governmental Authority under any Environmental Laws and (y) there are no conditions or occurrences with respect to the assets of the Business that would reasonably be expected to lead to any such investigations or Environmental Claims. No Hazardous Materials have been generated, stored, transported or released on, in, from or to the assets or properties of the Business by the Companies, or to the Knowledge of Seller by any other Person, except in the ordinary course of business in compliance with applicable Law. Neither the Companies nor any of the assets or properties used by the Companies are subject to any order from or agreement with any Governmental Authority or private party regarding any Environmental Claims. Neither Seller nor the Companies have released or waived the liability of any previous owner, lessee or operator of the Leased Real Property or any party who may be potentially responsible for the presence or removal of Hazardous Material on or about the Leased Real Property.
Section 2.21 Absence of Changes.
(a) Since the date of the Base Balance Sheet, there has not been any Material Adverse Change.
(b) Since the date of the Base Balance Sheet, the Companies have, in all material respects, conducted the Business and operated their properties in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except for transactions contemplated by this Agreement and as set forth on Section 2.21 of the Seller Disclosure Letter, since December 31, 2009, none of the Companies has:
(i) changed or amended the Certificate of Incorporation, Bylaws, Certificate of Partnership, Limited Partnership Agreement or other organizational documents of any of the Companies;

(ii) made or declared any dividend or distribution to the stockholders of the M Company, the S Company or the T Company;
(iii) sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets or properties, except in the ordinary course of business;
(iv) made any capital expenditures individually or in the aggregate in excess of $150,000 for additions to property, plant, equipment or intangible capital assets;
(v) suffered any material casualty loss to or forfeiture of any of the property or assets of the Companies, whether or not covered by insurance;
(vi) (A) taken any action with respect to any severance or termination pay (other than pursuant to (including the adoption or amendment of) policies or agreements of the Companies in effect on the date of this Agreement) which will become due and payable after the Closing Date; (B) made any change in the executive management structure of the Companies, including the hiring of additional officers or the termination of existing officers; or (C) adopted, entered into or amended, in any material respect, any Company Benefit Plan or any individual employment, consulting, retention, change in control bonus or severance agreement;
(vii) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(viii) made any loans or advances to any Person, except for de minimis advances to employees or officers of the Companies for expenses incurred in the ordinary course of business;
(ix) made or changed any income Tax election, changed an annual accounting period, adopted or changed any accounting method, procedure or practice, revalued any assets or liabilities, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Companies, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(x) incurred any Indebtedness or created or permitted to exist any Lien other than Permitted Liens;
(xi) failed to pay or perform any material obligation;
(xii) commenced or settled any litigation, arbitration or other claim or dispute (other than de minimis claims in the ordinary course of business); or
(xiii) entered into any agreement, or otherwise become obligated, to do any action contemplated by the foregoing subsections (i)-(xiii).

Section 2.22 FCC Licenses. Immediately prior to the date hereof, the FCC Affiliate held the FCC Licenses listed and described on Section 2.22 of the Seller Disclosure Letter. The FCC Licenses constitute all of the authorizations required under the Communications Act, or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending or, to Seller’s knowledge, threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), and neither Seller, the FCC Affiliate nor any Company has received any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint, which is currently pending, and to the Knowledge of Seller none of the foregoing is threatened in writing against the Companies or the FCC Affiliate by or before the FCC. The Companies and the FCC Affiliate have been and are in compliance in all material respects with the FCC Licenses, the Communications Act, the rules, regulations and policies of the FCC, and any applicable rules and regulations of the Federal Aviation Administration. All material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by Seller, the Companies or the FCC Affiliate with respect to the FCC Licenses have been timely filed and paid, and all such reports and filings are accurate and complete in all material respects.
Section 2.23 Insurance. With respect to the Business, Seller or the Companies maintain insurance policies bearing the policy numbers, for the terms, with the companies, in the amounts and providing the general coverage set forth on Section 2.23 of the Seller Disclosure Letter. All such policies are in full force and effect and neither Seller nor any of the Companies is in default of any material provision thereof. Neither Seller nor the Companies have received any written notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it with respect to the Business.
Section 2.24 Tangible Personal Property. The Companies own, lease, license or hold all tangible assets and properties reflected in the Financial Statements. Except as set forth in Section 2.24(a) of the Seller Disclosure Letter, the Companies have good and valid title to, or a valid leasehold interest in, or a valid license to use, all tangible assets and properties reflected in the Financial Statements, in each case free and clear of all Liens, except Permitted Liens. Section 2.24(a) of the Seller Disclosure Letter contains a list of all material items of Tangible Personal Property. Each item of Tangible Personal Property owned or leased by the Companies has been and is maintained in all material respects in accordance with generally accepted industry practice, is in all material respects in good condition, ordinary wear and tear excepted and is sufficient for its current use in all material respects. Section 2.24(b) of the Seller Disclosure Letter includes a complete and correct list of all ground-based cameras owned, leased or contracted for by the Companies.

Section 2.25 Sufficiency of Assets. At Closing the Companies will own, lease, license or hold all of the assets, rights and properties and, to the Knowledge of Seller, the intangible assets used or held for use in the operation of the Business except for the Excluded Assets. Except for the Excluded Assets, the assets, rights and properties that will be owned, leased, licensed or held by the Companies at Closing, together with the services provided by Seller pursuant to the Transition Services Agreement, will be sufficient for the conduct of the Business immediately following Closing in substantially the same manner as conducted immediately prior to Closing (provided, that the foregoing shall not be a representation with respect to any Intellectual Property infringement). The Companies do not engage in any business other than the Business and the Excluded Business, and do not own, lease, license or hold any material assets, properties or rights other than those used or held for use in the operation of the Business or the Excluded Assets.
Section 2.26 Affiliate Arrangements. Except as set forth in Section 2.26 of the Seller Disclosure Letter, other than ordinary course contracts, obligations and Liabilities that will not survive Closing, there is no contract, obligation or other Liability (whether or not evidenced by a writing) between any of the Companies, on the one hand, and Seller or any of its Affiliates (other than the Companies), on the other hand, that will remain in effect after Closing. Except as set forth in Section 2.26 of the Seller Disclosure Letter, after Closing neither Seller nor any of its Affiliates (other than the Companies) will own, lease, license or hold, directly or indirectly any property, assets or rights used in or held for use in the operation of the Business except for those transferred in the Preliminary Transactions, those subject to the Transition Commercial Services Agreement and the FCC Licenses held by the FCC Affiliate. No officer, director or employee of Seller or any of its Affiliates is a party, directly or indirectly, to any transaction with any of the Companies, including any contract providing for the furnishing of services or providing for rental of real or personal property or otherwise requiring payments.
Section 2.27 Bank Accounts. Section 2.27 of the Seller Disclosure Letter contains a complete list of all bank accounts of each of the Companies, together with a list of each Person with signature authority over the funds in each such account, and a complete list of all Persons (if any) holding a power attorney or agency authority from any of the Companies.
Section 2.28 Intercompany Debt. Seller has delivered to Purchaser complete and correct copies of all Inter-Company Obligation Documents and all Excluded Intercompany Debt Documents, or written certification that none exist. Except as released pursuant to Section 2.31, all such documents and agreements are valid and binding and in full force and effect. No breach or default has occurred under any such agreement and no event has occurred or condition exists that with notice or time would constitute a breach or default thereunder.
Section 2.29 Aircraft. Section 2.29 of the Seller Disclosure Letter includes a complete and correct list of all aircraft owned, leased or under contract by the Companies. With respect to each such aircraft, Section 2.29 of the Seller Disclosure Letter indicates the type of aircraft and whether each aircraft is (i) owned, leased or under contract, and (ii) required by an affiliate Contract, and if so, the latest affiliate Contract expiration date, and the related stations using each such aircraft.

Section 2.30 Affiliate Agreements.
(a) Section 2.30(a) of the Seller Disclosure Letter sets forth a complete and correct list of (1) all affiliate Contracts of the radio traffic portion of the Business that represent seventy-five percent (75%) or more of the station compensation paid by the Companies to any radio station group for the year ending December 31, 2010 and (2) ninety percent (90%) of the affiliate Contracts of the television traffic portion of the Business (collectively, the “Affiliate Contracts”). Seller has made available to Purchaser inventory reports (known as the “Bean Counter”) generated from Seller’s system that includes radio station call letters and the amount of commercial inventory per station for the weeks of February 22, 2010, April 19, 2010, June 21, 2010, October 4, 2010, January 3, 2011 and April 18, 2011.
(b) Seller has delivered or made available to Purchaser in Seller’s electronic dataroom for this transaction true, correct and complete copies of the Affiliate Contracts listed on Section 2.30(a) of the Seller Disclosure Letter. The Companies own, lease, license or hold all assets, properties and rights required by the terms of the Affiliate Contracts of the Business. The Affiliate Contracts include the CBS Master Agreement to the extent it relates to the CBS Metro Agreement.
(c) Section 2.30(c) of the Seller Disclosure Letter sets forth a complete and correct list of all individuals required by any of the Affiliate Contracts of the Business.
Section 2.31 Preliminary Transactions. Prior to or concurrent with the Closing, Seller has effected, or caused to be effected, the following transactions (collectively, the “Preliminary Transactions”):
(a) Seller has (x) (on behalf of itself and/or has caused all other holders of any interest therein): (i) assumed all obligations under the Excluded Intercompany Debt Documents and released the Companies in full from all obligations thereunder, (ii) released all other Liability of any Company with respect to the Excluded Intercompany Debt, and (iii) delivered to Purchaser originals of all promissory notes and other instruments evidencing the Excluded Intercompany Debt, all marked canceled, or if assigned and assumed then written releases in full of the Companies from each holder of any interest thereunder, and (y) delivered to Purchaser the other documents described in Section 7.3(d);
(b) Seller caused the Companies to assign and Seller or an Affiliate of Seller (other than the Companies) assumed the Excluded Leases;
(c) Seller caused the Companies to assign and Seller or an Affiliate of Seller (other than the Companies) assumed the other Excluded Contracts;
(d) Seller caused the Companies to assign and the FCC Affiliate to accept the FCC Licenses;
(e) Seller caused the Companies to transfer, assign and convey, and Seller or an Affiliate of Seller (other than the Companies) assumed the other Excluded Assets;
(f) Seller assumed and agreed to pay and perform and otherwise discharge when due all other Excluded Liabilities;

(g) Seller transferred the Retained Employees to Seller or an Affiliate of Seller (other than the Companies); and
(h) Seller caused the Companies and its other Affiliates to consummate the transactions contemplated by Section 2.32 (Intercompany Arrangements and Accounts).
All of the Preliminary Transactions and all of the other transactions contemplated by Section 2.32 shall be consummated without representation or warranty by or recourse to any of the Companies, and without otherwise creating any go-forward Liability on the part of the Companies.
In addition, Seller has caused to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors and officers of the Companies or has taken such other action as is necessary to cause such persons to no longer be directors or officers of any of the Companies immediately after the Closing.
Section 2.32 Intercompany Arrangements and Accounts. In addition to the full releases of the Companies from the Excluded Intercompany Debt Documents and full releases of the Companies from the Excluded Intercompany Debt as provided by Section 2.31, except for the Inter-Company Obligation, and except as expressly set forth in the Transition Services Agreement, Seller has and has caused its Affiliates (including the Subsidiaries) to, (i) fully release the Companies from all obligations of any of the Companies pursuant to all contracts and other arrangements between Seller or its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, that were entered into prior to Closing and (ii) fully release the Companies from all obligations of any of the Companies pursuant to all intercompany receivables and payables between Seller or its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, that were incurred prior to Closing, in each case without further recourse to or any Liability of any of the Companies.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 3.1 Organization and Authority of Purchaser. Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents and agreements to be executed and delivered by Purchaser in connection herewith. The execution, delivery and performance of this Agreement and the other documents and agreements to be made by Purchaser in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Purchaser, and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been and all other documents and agreements to be made by Purchaser in connection herewith will be duly and validly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.2 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.4, the execution, delivery and performance of this Agreement and the other documents and agreements to be made by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of, or result in the breach of any applicable Law, the certificate of formation, operating or limited liability agreement or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach or termination, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.
Section 3.3 Litigation and Proceedings. There is not any Action pending or, to the knowledge of Purchaser, formally threatened in writing, against Purchaser that would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser which would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.
Section 3.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, (a) no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser with respect to Purchaser’s execution, delivery or performance of this Agreement or the other documents and agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby (which, with respect to Purchaser, for all purposes under this Agreements includes the Post-Closing Transaction), except for any consent, approval, authorization, designation, declaration or filing, the absence of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement and except for the FCC Assignment Consent, and (b) no consent, approval or authorization of, or designation, declaration or filing with, any Person (other than any Governmental Authority) is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the other documents and agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.
Section 3.5 Financial Ability. Purchaser has available to it, and will have at the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including (i) paying the Purchase Price at Closing, (ii) effecting the repayment of the Inter-Company Obligation and (iii) paying all related fees and expenses.

Section 3.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser.
Section 3.7 Solvency. Assuming Seller’s representations with respect to the Companies are true, immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Purchase Price and the payment of all fees and expenses related to the transactions contemplated by this Agreement, Purchaser will be solvent.
Section 3.8 Acquisition of Interests for Investment. Purchaser is acquiring the stock of the M Company, the S Company and the T Company for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the M Company, the S Company or the T Company. Purchaser understands and agrees that common stock of the M Company, the S Company and the T Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable. Nothing contained herein shall be deemed a representation or warranty by Purchaser to hold the common stock of the M Company, the S Company or the T Company for any period of time. By reason of the business and financial experience of Purchaser, Purchaser has the capacity to protect its own interests in connection with the transaction contemplated by this Agreement and is able to bear the economic risk of the investment described herein.
ARTICLE 4.
COVENANTS OF SELLER
Section 4.1 FCC License Covenants. From the date of this Agreement through the date of consummation of the assignments contemplated by the FCC Assignment Consent, Seller shall (and shall cause its Affiliates, including without limitation the FCC Affiliate, to) hold the FCC Licenses in compliance with all applicable Laws (including without limitation the Communications Act and the rules, regulations and policies of the FCC) in all material respects and maintain the FCC Licenses in full force and effect. Without limiting the generality of the foregoing, Seller shall not (and shall cause its Affiliates, including without limitation the FCC Affiliate, not to): (i) modify any of the FCC Licenses, (ii) permit to exist any Lien on the FCC Licenses, (iii) sell, assign, transfer, convey, lease or otherwise dispose of any of the FCC Licenses, (iv) fail to pay or perform when due any obligation with respect to the FCC Licenses, (v) commence or settle any litigation, arbitration or other claim or dispute with respect to the FCC Licenses, or (vi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 4.1. Seller shall (and shall cause its Affiliates, including without limitation the FCC Affiliate, to) make available to Purchaser all records related to the FCC Licenses.

Section 4.2 Confidentiality.
(a) Seller and Purchaser acknowledge that the Confidentiality Agreement remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and Seller and Purchaser agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that Purchaser may use all information with respect to the Business without restriction.
(b) Notwithstanding the provisions of Section 4.2(a), from and after the Closing and for a period of three (3) years thereafter, Seller shall, and shall cause its Affiliates and each of their respective Representatives to, keep all Company Confidential Information confidential and not to use such Company Confidential Information except for the benefit of Purchaser and its Affiliates. If Seller, its Affiliates or their respective Representatives are legally required to disclose any Company Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Person shall or shall cause such Representatives to (in each case unless prohibited by applicable Law) provide Purchaser with written notice of such request as promptly as reasonably practicable so that Purchaser may seek an appropriate protective order or other appropriate remedy (at Purchaser’s sole cost and expense). If such protective order or remedy is not obtained, such Person may disclose only that portion of the Company Confidential Information which such Person is legally required to disclose, and such Person shall exercise its commercially reasonable efforts (at such Person’s sole cost and expense) to obtain assurance that confidential treatment will be accorded to such Company Confidential Information so disclosed. For the avoidance of doubt, Seller agrees to redact any Company Confidential Information to the extent reasonably practicable and as otherwise permitted by applicable Law prior to disclosing any information which contains Company Confidential Information. For purposes of this Agreement, “Company Confidential Information” shall mean confidential and proprietary information (including, without limitation, trade secrets, customer lists, pricing information, marketing plans and inventory details) related to the Business; provided, however, Company Confidential Information shall not include this Agreement, the Transition Services Agreement, the agreements and documents delivered in connection with the transactions contemplated hereby and thereby and any information that (i) is generally available to the public other than as a result of a disclosure directly or indirectly by Seller, its Affiliates or their respective Representatives, (ii) after Closing becomes available to Seller, its Affiliates or their respective Representatives from a source other than Purchaser or its Representatives, or (iii) Seller can demonstrate it was independently acquired or developed by Seller, its Affiliates or their respective Representatives without reference to, or incorporation of, other Company Confidential Information. Seller acknowledges and agrees that such Company Confidential Information is proprietary and confidential in nature and that Seller shall be responsible for any breach of these confidentiality provisions by its Representatives and Seller’s Affiliates and any of their Representatives.

(c) Notwithstanding anything to the contrary contained in this Section 4.2, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of Seller, the Seller’s Affiliates or their respective Representatives to: (i) make disclosures permitted under this Agreement; (ii) make any disclosures that are required by applicable Law; (iii) use or disclose information that is not exclusive to the Business solely to the extent reasonably necessary to operate the other business segments of Seller or its Affiliates; or (iv) make reasonable customary disclosures, subject to customary confidentiality agreements, regarding information that is not exclusive to the Business and is primarily related to other business segments of Seller solely in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise).
Section 4.3 Non-Competition.
(a) From the Closing until the end of the Non-Compete Period, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in any Competing Business, or own, manage, operate, consult (with respect to a Competing Business) with or control any person engaged in a Competing Business. For the purposes herein, the “Non-Compete Period” shall mean the time period commencing on the Closing Date and ending on (x) the fourth (4th) anniversary of the Closing with respect to clauses (i), (iii) and (iv) of the definition of Competing Business and (y) the third (3rd) anniversary of the Closing with respect to clause (ii) of the definition of the Competing Business; provided, that with respect to the entity(ies), employees and/or assets included in any Third Party Sale the Non-Compete Period shall be shortened to the later of (A) the date that is twenty-four (24) months following the Closing Date and (B) the date of closing of such Third Party Sale. For purposes hereof, a “Third Party Sale” shall mean each of (x) any sale, assignment or transfer of the capital stock or equity securities of Seller (whether by merger, purchase or otherwise) that results in investment vehicles that are Affiliates of The Gores Group, LLC owning less than a majority of the outstanding voting equity securities of Seller and (y) a sale, assignment or transfer of any Subsidiary of Seller or any assets of Seller or any of its Subsidiaries to a Person that prior to such transaction is not an Affiliate of Seller.
For purposes of this Section, “Competing Business” shall mean the business of aggregating, formatting, disseminating or providing:
(i) local, regional or national traffic reports, whether historical, real-time or predictive, or any other traffic programming (“Traffic Service”), including to broadcast, cable, Internet or satellite radio or television providers in the United States (whether for use on-air or on radio station or television station web-based platforms),
(ii) reports to radio or television stations in the United States consisting primarily of local news content except any network program that includes less than 20% local news content that is a part of the network business of Seller and any of its Subsidiaries (for purposes of this paragraph, sports, business and weather reports shall not constitute “local news content”),
(iii) mapping applications and/or traffic data for integration into mapping applications for web portals or wireless providers that provide service in the United States or to government agencies in the United States (whether local, state or national), or

(iv) Traffic Service to navigation or routing system providers or manufacturers that provide service in the United States (whether portable, cellular or automotive) or to government agencies in the United States (whether local, state or national).
Notwithstanding the foregoing, none of the following shall be deemed to be a Competing Business or limited by this Section 4.3:
(A) from and after the third (3rd) anniversary of the Closing, an entity, business unit, collection of assets or business that is acquired by Seller and/or any of its Subsidiaries that derives less than 10% of its pre-acquisition revenues directly from the businesses described in clauses (iii) and (iv) of the definition of Competing Business above (in the aggregate) and that is not otherwise a Competing Business pursuant to clause (i) of the definition of Competing Business above (after giving effect to the exceptions set forth herein);
(B) an entity, business unit, collection of assets or business that is acquired by Seller and/or any of its Subsidiaries after the date hereof that derives less than 50% of its pre-acquisition revenues directly from the business described in clause (ii) of the definition of Competing Business above and that is not otherwise a Competing Business pursuant to clauses (i), (iii) or (iv) of the definition of Competing Business above (after giving effect to the exceptions set forth herein);
(C) with respect to any radio or television station owned after the date hereof by Seller or any Affiliate of Seller (or any Person that acquires any of the assets of Seller), any traffic reporting services or local news content used by such station (whether acquired from an Affiliate or a third-party), but not any traffic reporting services provided to unaffiliated stations except pursuant to any contract in effect at the time of acquisition of the station, which shall be terminated within three (3) months thereafter;
(D) a Person that (a) acquires Seller or any of its Subsidiaries or their respective assets, (b) prior to such acquisition is not an Affiliate of Seller, and (c) prior to such acquisition is engaged in the Competing Business described in clause (ii) above but not otherwise a Competing Business pursuant to clauses (i), (iii) or (iv) of the definition of Competing Business above (after giving effect to the exceptions set forth herein), or any Affiliate of such Person that qualifies under the foregoing clause (c); or
(E) aggregating, formatting, disseminating or delivering to any broadcast radio station or television station reports or other programming that consists of information or content received by Seller or an Affiliate thereof directly from the same broadcast radio or television station (without Seller or an Affiliate thereof having an active role in generating such underlying information or content).
This Section 4.3 shall be deemed not breached as a result of the ownership by Seller or any of its Affiliates of less than five percent (5%) of any Competing Business in which Seller does not possess, directly or indirectly, the power to direct or cause the direction of management or policies.

(b) Each restriction or covenant contained in this Section 4.3 is severable. If the time period, geographical area specified or any of the substantive provisions thereof should be adjudicated as unreasonable in any legal proceeding, the time period shall be reduced by such number of months or years, the geographical area shall be reduced by the elimination of such portion thereof or the substance shall be reduced in scope, or a combination of the foregoing, so that each such restriction or covenant may be enforced for such time period, in such geographical area and to the maximum extent as is adjudicated to be reasonable. In the event that Seller breaches this Section 4.3, then Purchaser shall be entitled to injunctive relief. Seller expressly acknowledges and agrees that any breach of this Section 4.3 is likely to result in an injury of a nature which would justify the entry of an injunction and a temporary restraining order to restrain such breach, and that Purchaser shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction and to enjoin Seller from activities in violation of this Section 4.3.
(c) Notwithstanding anything set forth herein, the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by Seller or any of its Subsidiaries of the stock, business or assets of any Person that at the time of such acquisition is engaged in a Competing Business (after giving effect to the exceptions set forth herein), and the continuation of such Competing Business following such acquisition shall not be prohibited hereunder for a period of six (6) months thereafter, so long as the Seller or applicable Subsidiary divests such Competing Business of such Person within six (6) months after such acquisition.
(d) Seller shall not, and shall cause its Subsidiaries not to, engage in a Third Party Sale unless the acquiring party agrees in writing for the benefit of Purchaser that the entities, assets and/or employees acquired in such Third Party Sale shall not directly or indirectly engage in, consult with, provide assistance to or otherwise participate in a Competing Business (after giving effect to any applicable exceptions set forth herein) during the applicable Non-Compete Period. Whether or not a Third Party Sale occurs, during the applicable Non-Compete Period Seller shall ensure that the assets and employees of Seller and its Subsidiaries are not used in and do not directly or indirectly engage in, consult with, provide assistance to or otherwise participate in a Competing Business (after giving effect to any applicable exceptions set forth herein) for or on behalf of any Affiliate of Seller.
Section 4.4 Non-Solicitation; No Hire. For one (1) year after the Closing, Seller will not, and will cause its Subsidiaries not to, directly or indirectly solicit for employment on behalf of itself (or its Affiliates) or any third party or hire or employ, any Covered Employee provided, however, that notwithstanding anything in this Section to the contrary, Seller and its Subsidiaries may (A) engage in general solicitations of employment not specifically directed toward any Covered Employees; provided that they may not hire any Covered Employee that responds to such a solicitation unless such Covered Employee has been terminated by Purchaser or its Affiliates without cause, (B) solicit for employment, hire or employ any Covered Employees who are no longer employed by the Business at the time of Seller’s or its Affiliates’ first contact with them after Closing and who have been terminated by Purchaser or its Affiliates, or (C) rehire any Covered Employee if required by applicable Law or a collective bargaining agreement.

Section 4.5 Enforcement of Confidentiality Agreements. Following the Closing, upon Purchaser’s written request specifying in reasonable detail a breach of a confidentiality agreement entered into in connection with the sale process of the Business, Seller shall use commercially reasonable efforts to enforce the provisions of such confidentiality agreement against the applicable counterparty thereto and provide Purchaser with a copy of such confidentiality agreement.
Section 4.6 Tax Matters.
(a) After Closing with respect to any matter that affects only one or more of the Companies, Seller will not (i) change any Tax election or any annual accounting period or method made or adopted with respect to any Tax period ended on or before December 31, 2009; (ii) file any material amended Tax Return; (iii) enter into any material closing agreement or settle any material Tax claim or assessment; (iv) surrender any right to claim a refund of Taxes except as an offset against any Taxes in any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date; or (v) take any other similar action relating to the filing of any Tax Return or the payment of any Tax with respect to any of the Companies, if such change, amendment, agreement, settlement, surrender or other action described in clauses (i) through (v) would have the effect of increasing the actual cash Tax liability of any of the Companies for any Tax period ending after the Closing Date without the prior written consent of Purchaser, which consent may not be unreasonably, withheld, delayed or conditioned; provided, however, that Seller shall not make any change, file any amended Tax Return, enter into any closing agreement, or take any other similar action with respect to its Tax period ended on December 31, 2009, if such change, amendment, agreement, or similar action would affect the income Tax treatment of any item or election described in clauses (i) through (iv) of Seller’s representation in Section 2.15(n).
(b) Seller will file all consolidated federal income Tax Returns for the Seller Affiliated Group for all Tax periods ending on or before the Closing Date that have not previously been filed and pay all Tax required to be paid thereon. Seller shall prepare all such Tax Returns in a manner consistent in all material respects with the Tax Returns Seller filed for Seller Affiliated Group for Tax periods ended on or before December 31, 2009, except as required by Law.
(d) Within thirty (30) days after the Closing, Seller shall deliver to Purchaser supporting schedules and work papers relating to the pro forma computation of each of the Companies’ separate taxable income, as defined in Treas. Regs. § 1.1502-11, that Seller incorporates into the consolidated federal income for the Seller Affiliated Group for the Tax period ended December 31, 2010, including, but not limited to, a detailed schedule of the adjusted Tax bases of the property of the Companies as of December 31, 2010, and the depreciation and amortization deductions that Seller claims with respect to such property for such Tax period.

(e) As soon as reasonably practicable after the Closing, and in no event after March 31, 2012, Seller shall deliver to Purchaser (i) a pro forma computation of each of the Companies’ separate taxable income, as defined in Treas. Regs. § 1.1502-11, that Seller incorporates into the consolidated federal income for the Seller Affiliated Group for the Tax period ending on the Closing Date, and all supporting schedules and work papers relating thereto including, but not limited to, a detailed schedule of the adjusted Tax bases of the property of the Companies as of the Closing Date, and the depreciation and amortization deductions that Seller claims with respect to such property for such Tax period ending on such date, and (ii) such other Tax information relating to the Companies or the Seller Affiliated Group to the extent reasonably necessary for the preparation by Purchaser of Tax Returns of the Companies for Straddle Periods and taxable periods beginning after the Closing Date.
ARTICLE 5.
COVENANTS OF PURCHASER
Section 5.1 Indemnification. Subject to indemnification by Seller under Section 8.2(a), from and after the Closing, Purchaser agrees that it shall cause the M Company, the S Company and the T Company to continue to indemnify and hold harmless each present and former director and officer of the Companies against any expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, that arise from actions taken prior to Closing within the scope of such person’s duties as a director or officer of the Companies acting in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Companies and, with respect to any criminal action or proceeding, without reasonable cause to believe such conduct was unlawful, whether asserted or claimed prior to, at or after Closing, to the extent that the Companies would have been permitted under applicable Law and required by their respective Certificate of Incorporation, Bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the extent permitted under applicable Law and required by their respective Certificate of Incorporation, Bylaws or other organizational documents in effect on the date of this Agreement; provided that the person to whom such expenses are advanced provides an undertaking to the Companies to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided further that Purchaser shall have no obligation to indemnify any such officer or director to the extent such Person acted in bad faith, with gross negligence, fraud, willful misconduct, knowingly violated Law, breached its duty of loyalty to the Companies or derived improper personal benefit from such actions.
Section 5.2 Employment Matters.
(a) From and after the Closing, Purchaser shall give each Covered Employee whose employment transfers at Closing credit for eligibility and for vesting, but not for benefit accrual purposes, under any employee benefit plans, arrangements, collective bargaining agreements and employment-related entitlements provided, sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries for such Covered Employee’s service with Seller or any of its Subsidiaries, and with any predecessor employer, to the same extent eligibility service is recognized by Seller or any of its Subsidiaries, with such service credit based solely upon employee data transferred to Purchaser by Seller, calculated on an elapsed time basis, rounded up for partial years (“Pre-Closing Service”), except to the extent such credit would result in the duplication of benefits for the same period of service, or cause such plan or arrangement to fail to comply with any applicable Law. Such Pre-Closing Service shall only be provided to Covered Employees.

(b) Purchaser shall use commercially reasonable efforts to (i) waive for each Covered Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or any of its Subsidiaries applicable to such Covered Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to the Covered Employee under the terms of the welfare plans of Seller and its Subsidiaries, and (ii) give full credit under the welfare plans of Purchaser and its Subsidiaries applicable to each Covered Employee and his or her dependents for all coinsurance and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer; provided, however, Covered Employees shall be subject to all other applicable eligibility and coverage requirements normally applicable to Purchaser’s employees for eligibility and participation in Purchaser’s welfare plans.
(c) Seller shall be responsible for and shall pay any and all losses, liabilities and claims incurred in connection with any and all workers’ compensation claims to the extent arising from events, conditions, illnesses or injuries occurring prior to or at Closing with respect to current and former employees of the Companies, including without limitation those claims identified on Section 5.2(c) of the Seller Disclosure Letter.
(d) Purchaser shall assume and honor, in accordance with the terms of the applicable policy of Purchaser or its Affiliates, all vacation days and other paid time off accrued but not yet taken by Covered Employees under the applicable policy of Seller or its Subsidiaries (it being understood that Purchaser may deduct from the number of days of vacation and other paid time off made available to any Covered Employee the number of days of vacation previously taken by or paid to such Covered Employee in accordance with applicable law in the applicable calendar year or other applicable period of accrual).
(e) Except as otherwise specifically provided for herein, at Closing, Purchaser shall assume and be solely responsible for all liabilities, obligations, claims and losses relating to each Covered Employee (or any dependent or beneficiary of a Covered Employee) other than any Excluded Employee Liabilities; provided, however, except as otherwise provided in this Section 5.2 and except for the obligation to provide accrued vacation to Covered Employees pursuant to Section 5.2(d) and as set forth in the schedule thereof delivered by Seller to Purchaser (the “Assumed Vacation”) and except for any employee benefits plans sponsored by the unions set forth on Section 5.2(e) of the Seller Disclosure Letter (such union plans, “Union Plans”), neither Purchaser nor any of its Affiliates shall have any liability or responsibility for any employee benefits-related liabilities, obligations, claims and losses that arise under an employee benefit plan sponsored by or maintained by Seller or any of its Subsidiaries (all of which are Excluded Employee Liabilities). In addition, Purchaser shall not, and does not by reason of execution or delivery of this Agreement or consummation of the transactions contemplated under this Agreement, assume any of Seller’s or the Companies’ obligations, liabilities, claims and losses (including without limitation severance obligations and COBRA coverage) with respect to Retained Employees or any employee of the Companies terminated at or prior to Closing except as otherwise provided for in this Section 5.2(e), all of which shall be retained by Seller and shall constitute Excluded Employee Liabilities. Except to the extent required by applicable law, effective as of 12:01 a.m. on the date of the Closing, Covered Employees shall cease all active participation in and accrual of benefits under Seller’s benefit plans. Without limiting any other Excluded Employee Liabilities, Seller shall be responsible for any liabilities that may arise with respect to application of COBRA or any similar state law with respect to any of the employees of the Companies or covered dependents as a result of any qualifying events which occurred at or prior to Closing. Except as provided in the next sentence, Seller shall be responsible for all obligations under the Worker Adjustment and Retraining Act (“WARN”) with respect to all employees of the Companies who are terminated prior to Closing and with respect to the Retained Employees after Closing. Purchaser shall be responsible for all WARN obligations with respect to (i) Covered Employees who incur an “employment loss” after Closing and (ii) employees of the Companies who incur an “employment loss” on or prior to Closing to the extent that WARN obligations with respect to such employees of the Companies arise from any terminations by Purchaser or any of its Affiliates on or after Closing. Seller shall, if so requested by Purchaser, provide relevant data regarding employees of the Seller and its Subsidiaries who experienced an employment loss within ninety (90) days preceding the Closing Date. Purchaser shall, if so requested by Seller, provide relevant data regarding employees of the Purchaser and its Subsidiaries who experienced an employment loss within ninety (90) days following the Closing Date.
(f) Effective as of Closing, Purchaser shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, including a non-contributory plan for the benefit of union employees (“Purchaser’s Union 401(k) Plan”) and a contributory plan providing matching contributions for non-union employees (“Purchaser’s Non-Union 401(k) Plan”) providing benefits as of the date of the Closing to the Covered Employees participating in one of Seller’s defined contribution plans that includes a qualified cash or deferred arrangement on a non-contributory basis for Seller’s Union Employees (“Seller’s Union 401(k) Plan”) and a contributory plan providing for matching contributions for Seller’s Non-Union Employees (“Seller’s Non-Union 401(k) Plan”) as of the first day of the month next following sixty (60) days from the date of the Closing. Subject to any minimum age requirements, Purchaser shall permit each Covered Employee participating in Seller’s Union 401(k) Plan to participate in Purchaser’s Union 401(k) Plan and Purchaser agrees to cause Purchaser’s Union 401(k) Plan to accept, in accordance with applicable law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans, but excluding Roth 401(k) accounts) under Seller’s Union 401(k) Plan if such rollover to Purchaser’s Union 401(k) Plan is elected in accordance with applicable law by such Covered Employee, subject to each of Seller’s and Purchaser’s reasonable satisfaction that Seller’s Union 401(k) Plan or Purchaser’s Union 401(k) Plan, as applicable, is in compliance with all applicable laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code. Similarly, Purchaser shall permit each Covered Employee participating in Seller’s Non-Union 401(k) Plan to have the identical rights set forth in the preceding sentence with respect to Covered Employees participating in Seller’s Union 401(k) Plan.

(g) Purchaser agrees, with respect to any collective bargaining agreements that apply to any Covered Employees, to (i) recognize each union which at the Closing Date represents any such Covered Employees as the representative of such Covered Employees as of the Closing Date, and (ii) be bound by, and assume the terms and obligations as a successor or assign of Seller under, any such collective bargaining agreements with respect to such Covered Employees. Nothing in this Section 5.2(g) shall prevent Purchaser from negotiating a new or revised collective bargaining agreement with respect to Covered Employees in place of an existing collective bargaining agreement.
(h) With respect to each Covered Employee and each Purchaser Employee whose employment is terminated during the six-month period following the Closing Date, Seller shall pay Purchaser (by disbursement from the Severance Escrow Amount) fifty percent (50%) of all severance and vacation liabilities, whether made pursuant to applicable Law, a collective bargaining or labor organization Contract, an employment or severance agreement, the policies of the Companies, Purchaser or any Affiliate of Purchaser, or otherwise (100% of such liabilities, the “Accrued Liabilities”); provided, however, that in no event shall Seller’s obligations with respect to the Accrued Liabilities exceed the Severance Escrow Amount. From time to time as and when any such termination occurs, Purchaser and Seller shall execute and deliver to the Escrow Agent joint written instructions directing release to Purchaser from the Severance Escrow Amount an amount equal to fifty percent (50%) of all Accrued Liabilities incurred in connection with such termination regardless of the timing of payment by Purchaser. As used herein, “Purchaser Employee” means any employee of Purchaser or any Affiliate of Purchaser who primarily provides services to Total Traffic Network.
(i) Notwithstanding anything to the contrary contained in this Agreement or otherwise, Purchaser shall assume and be fully liable for (without indemnity from Seller) all liabilities with respect to (a) participation by the Companies, whether prior to or subsequent to Closing, in the Union Plans, including any liabilities associated with or related to a (i) complete withdrawal, as defined in Section 4203 of ERISA, from any such Union Plan, or (ii) partial withdrawal, as defined in Section 4205(a) of ERISA, from any such Union Plan, and (b) Assumed Vacation.
Section 5.3 Confidentiality. Notwithstanding the provisions of Section 4.2(a), from and after the Closing and for a period of three (3) years thereafter, Purchaser shall, and shall cause its Affiliates and each of their respective Representatives to, keep all Seller Confidential Information confidential and not to use such Seller Confidential Information except for the benefit of Seller and its Affiliates. If Purchaser, its Affiliates or their respective Representatives are legally required to disclose any Seller Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Person shall or shall cause such Representatives to (in each case unless prohibited by applicable Law) provide Seller with written notice of such request as promptly as reasonably practicable so that Seller may seek an appropriate protective order or other appropriate remedy (at Seller’s sole cost and expense). If such protective order or remedy is not obtained, such Person may disclose only that portion of the Seller Confidential Information which such Person is legally required to disclose, and such Person shall exercise its commercially reasonable efforts (at such Person’s sole cost and expense) to obtain assurance that confidential treatment will be accorded to such Seller Confidential Information so disclosed. For the avoidance of doubt, Purchaser agrees to redact any Seller Confidential Information to the extent reasonably practicable and as otherwise permitted by applicable Law prior to disclosing any information which contains Seller Confidential Information. For purposes of this Agreement, “Seller Confidential Information” shall mean confidential and proprietary information of Seller and its Affiliates related to the Excluded Business, including advertising sales information (including pacing and projections, financial data regarding network programming (including talent costs and financial terms of deal with programming partners) and contracts and arrangements with radio station customers of such network business regarding network programming, services or cash compensation); provided, however, Seller Confidential Information shall not include this Agreement, the Transition Services Agreement, the agreements and documents delivered in connection with the transactions contemplated hereby and thereby and any information that (i) is generally available to the public other than as a result of a disclosure directly or indirectly by Purchaser, its Affiliates or their respective Representatives, (ii) after Closing becomes available to Purchaser, its Affiliates or their respective Representatives from a source other than Seller or its Representatives, or (iii) Purchaser can demonstrate it was independently acquired or developed by Purchaser, its Affiliates or their respective Representatives without reference to, or incorporation of, other Seller Confidential Information. Purchaser acknowledges and agrees that such Seller Confidential Information is proprietary and confidential in nature and that Purchaser shall be responsible for any breach of these confidentiality provisions by its Representatives and Purchaser’s Affiliates and any of their Representatives. Notwithstanding anything to the contrary contained in this Section 5.3, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Purchaser, the Purchaser’s Affiliates or their respective Representatives to: (i) make disclosures permitted under this Agreement; (ii) make any disclosures that are required by applicable Law; (iii) use or disclose information that is not exclusive to the Excluded Business solely to the extent reasonably necessary to operate the Business after Closing; or (iv) make reasonable customary disclosures, subject to customary confidentiality agreements, regarding information that is not exclusive to the Excluded Business and is primarily related to the Business solely in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of the assets of the Business to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise).
ARTICLE 6.
JOINT COVENANTS
Section 6.1 Support of Transaction.
(a) Without limiting any covenant contained in Article IV or Article V, Purchaser and Seller shall each, and Seller shall cause the Companies to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that any of Purchaser, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) take such other action as may be reasonably necessary or as another party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Purchaser, Seller, the Companies or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which any of the Companies is a party.
(b) Purchaser and Seller shall each shall give the other reasonably detailed written notice promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of its representations or warranties in this Agreement.
(c) Purchaser and Seller shall each promptly notify the other in writing upon: (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (ii) receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions or to nullify or render ineffective this Agreement or such transactions if consummated.
Section 6.2 Tax Matters.
(a) Except as otherwise required by applicable Law, Seller will include the taxable income of the Companies in Seller’s consolidated, combined or unitary Tax Returns for all Tax periods of the Companies ending on or before the Closing Date (the “Pre-Closing Tax Period”). Seller shall cause to be prepared and timely filed all Tax Returns of the Companies that are required to be filed on or before the Closing Date, and Seller shall cause to be prepared and timely filed all consolidated, combined or unitary Tax Returns for any affiliated group of corporations of which any of the Companies is a member for any Pre-Closing Tax Period. Purchaser agrees to cooperate with Seller and its consolidated, combined or unitary group as reasonably necessary for the preparation of the portions of such Tax Returns pertaining to the Companies, including without limitation furnishing Tax information to Seller or its designee for inclusion in Seller’s consolidated, combined or unitary Tax Returns for the period that includes the Closing Date. Seller shall (i) pay the Tax on the income of the Companies that is includible in the consolidated, combined or unitary Tax Returns for all Pre-Closing Tax Periods, and (ii) pay all other Taxes of the Companies for all Pre-Closing Tax Periods except, in each case of (i) and (ii), to the extent that such Taxes are reflected as a liability in the Closing Date Net Working Capital.

(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Companies for all Straddle Periods. Purchaser shall permit Seller to review and reasonably comment on each such Tax Return described in the preceding sentence no later than twenty (20) days prior to filing and Purchaser shall make such revisions as are reasonably requested by Seller. Purchaser shall pay (or cause the Companies to pay) all Straddle Period Taxes; provided, however, that Seller shall pay to Purchaser all Taxes of the Companies for the portion of the Straddle Periods ending on the Closing Date (as determined under Section 6.2(i) hereof) except to the extent that such Taxes are reflected as a liability in the Closing Date Net Working Capital, and Seller shall pay to Purchaser all Taxes for which it is responsible under this Section 6.2(b) on or before two (2) business days prior to the date such Tax is due and payable to the relevant Tax authority.
(c) Purchaser and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Companies. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information reasonably relevant to any such Action and making employees reasonably available on a mutually convenient basis to provide reasonable additional information and explanation of any material provided hereunder. Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until the first anniversary of the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, as applicable, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority. Each of Purchaser and Seller shall give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Seller, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and Seller further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Code Section 6043A or Treasury Regulations promulgated thereunder.
(d) Purchaser shall notify Seller within ten (10) days in writing upon receipt by any of the Companies of a written notice of any pending or threatened Tax audits or assessments for which the Purchaser Indemnified Parties may be entitled to indemnification under Section 8.6 hereof (“Tax Contest Claims”); provided, however, no failure or delay by Purchaser to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of Seller hereunder except to the extent the defense of such Tax Contest Claim is actually prejudiced thereby. Seller shall have the exclusive authority to represent the interests of the Companies in, and shall have control of the defense, compromise or other resolution of, any Tax Contest Claim involving any combined, consolidated or unitary Tax Return of Seller or its Affiliates that includes the results of operations, the business and the assets of the Companies for any Pre-Closing Tax Period (a “Consolidated Return Tax Contest Claim”). Subject to the immediately preceding sentence, Purchaser and Seller shall cooperate with each other in the conduct of any Tax Contest Claim. Seller shall have the right to control the conduct of any issues in any Tax Contest Claim other than a Consolidated Return Tax Contest Claim if the Tax Contest Claim could result in a claim for Damages (any such claim, a “Seller’s Tax Contest Claim”); provided, that (i) Seller shall keep Purchaser informed regarding the progress and substantive aspects of any such Tax Contest Claim, including promptly providing Purchaser with all written materials relating to such Tax proceeding received from the relevant Tax authority and all written materials submitted to such Tax authority by Seller, (ii) Purchaser shall be entitled to participate in any such Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any Seller’s Tax Contest Claim and attending any conferences relating to any Seller’s Tax Contest Claim and (iii) Seller shall not compromise or settle any such Tax Contest Claim without obtaining Purchaser’s consent, which consent shall not be unreasonably withheld. In the event of any conflict between this Section 6.2(d) and Section 8.3, this Section 6.2(d) shall control.

(e) Purchaser covenants that it will not cause or permit the Companies or any Affiliates of Purchaser to (i) take any action on the Closing Date outside the ordinary course of business other than the payoff of the Inter-Company Obligation, (ii) make any election under Section 338 of the Code (including under Section 338(h)(10)) or any analogous or similar provision in any relevant Tax jurisdiction, (iii) amend any Tax Return of the Companies, make or amend any Tax election, grant an extension of any applicable statute of limitations, or take any action that results in increased Tax liability of the Companies, in each case with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date or (iv) take any other action that would increase the indemnification obligations of Seller or any of its Affiliates with respect to any Damages arising out of Taxes; provided, however, that the Companies may take any action described in clauses (i) to (iv) of this Section 6.2(e) with Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.
(f) At Seller’s request, Purchaser shall cause the Companies to make and/or join with Seller or its Affiliates in making any Tax elections if the making of such election would not reasonably be expected to have an adverse effect on Purchaser or the Companies for any Tax period beginning on or after the Closing Date.
(g) The parties hereto agree that no ratable allocation election under Treas. Reg. §1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the transactions contemplated in this Agreement. In accordance with the next-day rule set forth in Treas. Regs. §1.1502-76 and any analogous provision of applicable Law, any extraordinary transaction occurring on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date; provided, however, that the next-day rule shall not apply to any item of income or deduction arising from any transaction contemplated by this Agreement including, but not limited to, any income arising from the Preliminary Transactions and any income from discharge (in whole or in part) of an intercompany indebtedness.
(h) Purchaser shall elect to waive any right to carry back any item of loss, deduction or credit of the Companies which arises in a Tax year or portion thereof beginning on or after the Closing Date to any Tax year or period ending on or before the Closing Date under Section 172(b)(3) of the Code and Treas. Reg. §1.1502-21(b)(3)(ii)(B).

(i) In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that Seller and Purchaser may jointly agree subsequent to Closing to ratably allocate certain items of income and deduction pursuant to Treas. Regs. § 1.1502-76(b)(2)(ii) between the period ending on the Closing Date and the period beginning the day following the Closing Date. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The resulting Tax obligation shall be allocated (i) to Seller for the period up to and including the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date.
(j) Except to the extent reflected as an asset in the calculation of Closing Date Net Working Capital, any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) of the Companies for any Tax periods (or portions thereof) ending on or before the Closing Date shall be the property of Seller, and if received by Purchaser or the Companies, shall be paid over promptly to Seller. Purchaser and its Affiliates shall promptly notify Seller in writing if they become aware of any Tax refund of the Companies for any Tax period or portion thereof ending on or before the Closing Date. Purchaser and its Affiliates shall, if Seller so requests, cause the Companies to file for and use their commercially reasonable efforts to obtain any Tax refund for any Tax period (or portion thereof) ending on or before the Closing Date. Purchaser shall, upon request, permit Seller to participate in the prosecution of any such refund claim. Notwithstanding anything in this Section 6.2(j) to the contrary, Seller shall indemnify the Companies for any adverse Tax consequence for any Tax year of the Companies ending after the Closing Date that is attributable to the receipt of the Tax refund or the adjustments giving rise to the Tax refund, credit or similar benefit that was initiated by Seller after the Closing Date and that inures to Seller pursuant to this Section 6.2(j).
(k) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Seller and one-half by Purchaser when due, and the parties (and their Affiliates as appropriate) will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges.
(l) For purposes of this Section 6.2, any reference to Purchaser, Seller, the Companies and any of the Affiliates includes successors.
ARTICLE 7.
CONDITIONS TO OBLIGATIONS
Section 7.1 Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:
(a) All necessary permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities (other than the FCC) required to be procured by Purchaser or Seller in connection with the transactions contemplated by this Agreement shall have been procured.

(b) There shall not be in force any order or decree, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.
Section 7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:
(a) Each of the representations and warranties of Seller contained in this Agreement (without regard to any materiality or material adverse effect qualifiers contained therein) shall be true and correct as of Closing, and are deemed made as of Closing, except with respect to representations and warranties which are expressly made as of a specified date, which representations and warranties shall be true and correct at and as of such date, and except for (i) any failure or failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or the Companies (other than the representations and warranties set forth in Sections 2.6 and 2.7 of this Agreement, which shall be true and correct as of Closing in all respects) and (ii) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
(b) Each of the covenants of Seller to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) There shall have been no Material Adverse Change since the date of this Agreement.
(d) Seller shall have consummated the Preliminary Transactions.
(e) Seller shall be ready, willing and able to consummate the Post-Closing Transaction.
(f) Seller shall have made the deliveries described in Section 7.3.
Section 7.3 Seller Closing Deliveries. At Closing:
(a) Seller shall deliver to Purchaser a certificate duly executed by Seller, dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.
(b) Seller shall deliver to Purchaser a copy of the Transition Services Agreement (the “Transition Services Agreement”), duly executed by Seller.
(c) Seller shall deliver to Purchaser a copy of the Escrow Agreement, duly executed by Seller.

(d) Seller shall deliver to Purchaser a certificate duly executed by Seller certifying that the conditions described in Section 7.2(d) have been satisfied, together with duly executed originals (except as noted) of:
(i) all releases in full of all obligations of the Companies pursuant to the Excluded Intercompany Debt Documents, all releases in full of the Excluded Intercompany Debt, and all promissory notes and other instruments evidencing the Excluded Intercompany Debt, all marked canceled, or if assigned and assumed then written releases in full of the Companies from each holder of any interest thereunder;
(ii) all assignment and assumption agreements and other documents evidencing the assignment and assumption of the Excluded Leases;
(iii) all assignment and assumption agreements and other documents evidencing the assignment and assumption of the other Excluded Contracts;
(iv) all instruments of transfer and other documents conveying Excluded Assets;
(v) an assumption agreement evidencing the assumption by Seller of all other Excluded Liabilities;
(vi) all assignments, assumptions and releases and other documents evidencing consummation of the transactions contemplated by Section 2.32 (Intercompany Arrangements and Accounts); and
(vii) all other documents, instruments and agreements that give effect to the Preliminary Transactions.
(e) Seller shall deliver to Purchaser duly executed assignment and assumptions of the Inter-Company Obligation Documents and the releases contemplated by clause (ii) of Section 1.3(c), which shall be subject to and effective automatically upon the payment described in clause (i) of Section 1.3(c).
(f) Seller shall deliver to Purchaser:
(i) good standing certificates issued by the Secretary of State of Seller’s and each of the Companies’ jurisdictions of formation;
(ii) certified copies of resolutions of Seller authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(iii) the Companies’ minute books, stock ledgers and original corporate records;

(iv) copies of the certificates of incorporation of each of the Companies, including all amendments thereto, certified by the Secretary of the Companies as being true and correct and in effect on the Closing Date;
(v) copies of each of the Companies’ bylaws, including all amendments thereto, certified by the Secretary of the Companies as being true and correct and in effect on the Closing Date;
(vi) the resignations described in the last paragraph of Section 2.31;
(vii) signature authority transfers for all bank accounts of the Companies;
(viii) any received third party consents;
(ix) appropriate releases of all Liens which are not Permitted Liens;
(x) a partial assignment of the CBS Master Agreement to the extent it relates to the CBS Metro Agreement;
(xi) an assignment and assumption of the Settlement Agreement with Triangle Software, LLC;
(xii) a certificate as to the non-foreign status of Seller; and
(xiii) the duly executed Guaranty.
Section 7.4 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:
(a) Each of the representations and warranties of Purchaser contained in this Agreement (without regard to any materiality or material adverse effect qualifiers contained therein) shall be true and correct in all material respects as of Closing, and are deemed made as of Closing, except with respect to representations and warranties which are expressly made as of a specified date, which representations and warranties shall be true and correct at and as of such date, and except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
(b) Each of the covenants of Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) Purchaser shall have made the deliveries described in Section 7.5.

Section 7.5 Purchaser Closing Deliveries. At Closing:
(a) Purchaser shall deliver to Seller a certificate duly executed by Purchaser, dated the Closing Date, certifying that the conditions specified in Section 7.4(a) and Section 7.4(b) have been fulfilled.
(b) Purchaser shall deliver to Seller a copy of the Transition Services Agreement, duly executed by Purchaser.
(c) Purchaser shall deliver to Seller a copy of the Escrow Agreement, duly executed by Purchaser.
(d) Purchaser shall deliver to Seller:
(i) a good standing certificate issued by the Secretary of State of Purchaser’s jurisdiction of formation; and
(ii) certified copies of resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby.
ARTICLE 8.
INDEMNIFICATION
Section 8.1 Survival of Representations, Warranties and Covenants. Each representation and warranty contained herein and any certificate related to any such representation and warranty will survive the Closing and continue in full force and effect for eighteen (18) months after the Closing Date (the “Survival Expiration Date”) whereupon they shall expire and be of no further force or effect, (i) except those under Sections 2.1, 2.3, 2.4, 2.6, 2.7 and 2.15 (collectively, the “Seller Fundamental Representations”), all of which all of which shall survive indefinitely and (ii) those under Section 2.20, which shall survive until the date sixty (60) days after expiration of any applicable statute of limitations. The covenants and agreements in this Agreement shall survive Closing until performed. No claim for indemnification for breach of any representation or warranty contained in this Agreement may be asserted pursuant to this Agreement unless (i) such claim is asserted in writing on or before the Survival Expiration Date (if applicable) and (ii) such claim is made in respect of Damages incurred prior to the Survival Expiration Date (if applicable) or, to the extent arising out of a third party claim (including any claim by any Governmental Authority) asserted in writing prior to the Survival Expiration Date (if applicable), such claim is made in respect of Damages reasonably expected to arise in connection with such claim.
Section 8.2 Indemnification.
(a) Subject to Section 8.4, Seller shall indemnify and hold Purchaser and its officers, directors, employees and Affiliates (collectively, the “Purchaser Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any inaccuracy in any representation or warranty Seller has made in this Agreement or any document or agreement made by Seller or any Affiliate of Seller pursuant to this Agreement, (ii) any breach, violation or default by Seller of any covenant, agreement or obligation of Seller in this Agreement or any document or agreement made by Seller or any Affiliate of Seller pursuant to this Agreement and (iii) any of the Seller Indemnified Liabilities. Any indemnity under this Section 8.2 arising out of matters pertaining to Tax shall be subject to the terms of Section 8.6, including for the avoidance of doubt the limitations on indemnification for Taxes set forth therein.

(b) Subject to Section 8.4, Purchaser shall indemnify and hold Seller and its officers, directors, employees and Affiliates (collectively, the “Seller Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any inaccuracy in any representation or warranty Purchaser has made in this Agreement or any document or agreement made by Purchaser pursuant to this Agreement, (ii) any breach, violation or default by Purchaser of any covenant, agreement or obligation of Purchaser in this Agreement or any document or agreement made by Purchaser pursuant to this Agreement and (iii) except as expressly set forth herein, any and all Liabilities arising from the ownership or operation of the Business on or after the Closing (including all claims, litigation, arbitrations and other proceedings arising from the ownership or operation of the Business on or after the Closing).
Section 8.3 Indemnification Claim Procedures. If any Action or claim or assertion of liability by a third party is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give notice to the other party hereto (the “Indemnitor”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assumes such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld). A claim for any matter not involving a third party may be asserted by written notice to the party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation, warranty, covenant or agreement contained herein must be asserted prior to the expiration of the survival period provided for in Section 8.1.

Section 8.4 Limitations on Indemnification Liability. Any claims an Indemnified Party makes under Section 8.2 will be limited as follows:
(a) Indemnification Cap. Subject to Section 8.4(d), but otherwise notwithstanding any provision hereof to the contrary, the aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i) for a breach of any representation or warranty other than the Seller Fundamental Representations will not exceed $18,000,000 (the “Cap”). Notwithstanding any provision hereof to the contrary, the aggregate amount of Damages for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(b)(i) for a breach of any representation or warranty will not exceed the Cap.
(b) Claims Basket. Subject to Section 8.4(d), but otherwise notwithstanding any provision hereof to the contrary, the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.2(a)(i) for a breach of any representation or warranty other than the Seller Fundamental Representations to the extent the aggregate amount of all such Damages exceeds $900,000 (the “Basket Amount”), after which such threshold amount shall be included in, not excluded from, any calculation of Damages. Notwithstanding any provision hereof to the contrary, the Seller Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.2(b)(i) for a breach of any representation or warranty to the extent the aggregate amount of all such Damages exceeds the Basket Amount, after which such threshold amount shall be included in, not excluded from, any calculation of Damages.
(c) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article VIII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.
(d) Notwithstanding any provision in this Agreement to the contrary, indemnification hereunder for: (i) any of the Seller Indemnified Liabilities, (ii) a breach of the Seller Fundamental Representations or (iii) a failure to comply with a covenant or agreement, is not subject to any of the limitations set forth under Section 8.4(a) (the Cap) or Section 8.4(b) (the Basket Amount) whether or not the Damages also arise from a breach of any representation or warranty that is subject to such limitations.
(e) Punitive and Other Damages. Notwithstanding any provision in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification for punitive, exemplary or special Damages or Damages computed on a multiple (whether of earnings, book value or any similar basis which may or may not have been used in arriving at the Purchase Price or used otherwise).
(f) Damages Reserved for on the Closing Balance Sheet. Notwithstanding any provision in this Agreement to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification for any Damages in respect of any liability or obligation to the extent (i) accrued or reserved for as a current Liability on the Closing Balance Sheet as part of the calculation of Closing Date Net Working Capital, or (ii) otherwise taken into account in determining any adjustment to the Purchase Price pursuant to this Agreement. In addition, notwithstanding anything set forth herein, Seller and its Affiliates shall have no obligation with respect to the Assumed Vacation (other than through reimbursement from the Severance Escrow Amount).

(g) Taxes. In determining the amount of any Damages for which an Indemnified Party is entitled to assert a claim for indemnification under this Agreement, the amount of any such Damages shall be reduced by any Tax benefit realized by such Indemnified Party or its Affiliates attributable to such Damages and the amount of any such Damages shall be increased by any Tax liability incurred by the Indemnified Party or its Affiliates attributable to the receipt or the right to receive the Damages. The amount of any Tax benefit or Tax liability described in the preceding sentence shall be determined by the “with-and-without” method for the Tax year of the Indemnified Party within which such party incurs the Damages.
(h) Purchase Price Adjustment. Except as otherwise required by applicable Law, each of Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for Tax purposes.
Section 8.5 Remedies. Following the Closing, except as set forth in Section 8.7 and except as provided in the Guaranty, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of any covenant or agreement contained in Article I hereof or any covenant that provides for performance following the Closing Date for which the remedies of specific performance, injunctive relief, non-monetary declaratory judgment or any other non-monetary equitable remedies may be available under applicable Law).
Section 8.6 Tax Indemnification. Without limiting any other indemnification obligations under this Agreement, and without duplication for recovery under any other indemnification obligation or other remedy under this Agreement, Seller shall indemnify the Companies, Purchaser and each Purchaser Affiliate and hold them harmless from and against any Damages, attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all Tax periods ending on or before the Closing Date and the portion of the Straddle Period ending on the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) all other Excluded Taxes. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to indemnify the Companies, Purchaser and any Purchaser Affiliate or be liable for any other remedy in respect of any Damages to the Companies, Purchaser and any Purchaser Affiliate attributable to (A) a reduction in any net operating loss, capital loss, tax credit generated in a Pre-Closing Tax Period allocable to the Companies; (B) any transaction that occurs on the Closing Date after the Closing that is not in the ordinary course of business; and (C) any reserve for Tax to the extent taken into account in determining Closing Date Net Working Capital. Seller’s indemnification for Taxes pursuant to this Section 8.6 shall not be subject to any indemnification limitations described in this

Agreement, including, but not limited to, the Cap and the Basket Amount. Notwithstanding anything in Section 8.2(a) or this Section 8.6 to the contrary, Seller shall not be liable to a Purchaser Indemnified Party for a Tax for any Tax period or portion thereof beginning after the Closing Date if (i) the Tax is attributable to a breach of a representation or warranty set forth in Section 2.15; (ii) the representation or warranty relates to a fact or circumstance that is not binding on the Purchaser for Post-Closing Tax years; and (iii) Purchaser’s or the Companies’ tax department policies and procedures should have avoided such Tax, provided that this sentence shall not diminish the obligation of the Purchaser to mitigate damages (if any) as required under applicable Law.
Section 8.7 Post-Closing Obligations. After Closing, Seller shall not, sell, assign, transfer or otherwise convey all or substantially all of the assets of Seller and its Subsidiaries, unless simultaneously therewith the acquiring party assumes all obligations under this Agreement and the Ancillary Agreements on the terms described herein and therein in a writing made for the benefit of and delivered to Purchaser. No such transaction releases Seller’s obligations under this Agreement. This Section shall survive Closing without limitation. For the avoidance of doubt, a sale, assignment or transfer of the capital stock or equity securities of Seller (whether by merger, purchase or otherwise) shall not be considered to involve a sale, assignment, transfer or conveyance of all or substantially all of the assets of Seller and its Subsidiaries (and in such case Seller and its Subsidiaries shall continue to be subject to all of the terms of this Agreement as set forth herein).
ARTICLE 9.
CERTAIN DEFINITIONS
As used herein, the following terms shall have the following meanings:
“409A Plan” has the meaning specified in Section 2.13.
“Accrued Liabilities” has the meaning specified in Section 5.2(h).
“Action” means any action, suit or proceeding by or before any Governmental Authority, or any formal arbitration.
“Adjustment Amount” has the meaning specified in Section 1.5(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliate Contracts” has the meaning specified in the Section 2.30(a).
“Agreement” has the meaning specified in the Preamble.
“Ancillary Agreement” means each of the Transition Services Agreement and the Guaranty.

“Assignee” has the meaning specified in Section 1.7(b).
“Assumed Vacation” has the meaning specified in Section 5.2(e).
“Auditor” has the meaning specified in Section 1.5(b).
“Base Balance Sheet” has the meaning specified in Section 2.8.
“Base Working Capital” has the meaning specified in Section 1.4(b).
“Basket Amount” has the meaning specified in Section 8.4(b).
“Business” means the business known as “Metro Traffic” that among other things is in the business of aggregating, formatting, disseminating and providing local, regional and national traffic, news, sports, weather or other similar informational reports (whether historical, real-time or predictive) to broadcast radio stations and broadcast, cable and satellite television channels, networks and stations in the United States (whether for use on-air or on web-based platforms) or to web portals, wireless providers or navigation or routing system providers or manufacturers that provide service in the United States (whether portable, cellular or automotive) or to government agencies in the United States (whether local, state or national), including without limitation the SigAlert business, all as conducted by the Companies on the date hereof, provided that the Business does not include the Excluded Business.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
“Cap” has the meaning specified in Section 8.4(a).
“Closing” has the meaning specified in Section 1.3(a).
“Closing Balance Sheet” has the meaning specified in Section 1.5(a).
“Closing Date” has the meaning specified in Section 1.3(a).
“Closing Date Net Working Capital” has the meaning specified in Section 1.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Communications Act” has the meaning specified in Section 1.7.
“Companies” means M Company, S Company, T Company and the Subsidiaries of M Company.
“Company Benefit Plan” has the meaning specified in Section 2.13(a).
“Company Confidential Information” has the meaning specified in Section 4.2(b).
“Competing Business” has the meaning specified in Section 4.3(a).

“Confidentiality Agreement” means that certain letter agreement, by and between Seller and an affiliate of Purchaser, dated as of June 10, 2009, as amended.
“Consolidated Return Tax Contest Claim” has the meaning specified in Section 6.2(d).
“contract” or “agreement” means any contract, agreement, Lease, grant of rights or powers, or other legally binding commitment or arrangement, whether written or oral.
“Contracts” means any contract or agreement used or held for use in the operation of the Business or to which any of the Companies is a party or by which any of the Companies is bound.
“Covered Employees” means the employees of the Companies and the employees of Seller who are principally providing services to or on behalf of the Business, except the Retained Employees, all of which Covered Employees are listed on Section 2.14(e) of the Seller Disclosure Letter.
“Damages” means all losses, damages and other costs and expenses (including without limitation reasonable attorneys’ fees and expenses).
“Deficit Amount” has the meaning specified in Section 1.5(d).
“Determination Date” has the meaning specified in Section 1.5(b).
“Environmental Claims” has the meaning specified in Section 2.20.
“Environmental Laws” means, collectively, all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment, as in effect as of the Closing (including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the California Hazardous Waste Control Act, and the Federal Water Pollution Control Act and analogous state statutes, all as amended).
“Environmental Permits” has the meaning specified in Section 2.20.
“ERISA” has the meaning specified in Section 2.13(a).
“Escrow Agent” has the meaning specified in Section 1.6(b).
“Escrow Agreement” has the meaning specified in Section 1.6(b).
“Escrow Funds” means, at any given time after Closing, the funds remaining in one or more accounts in which the Escrow Agent has deposited the Severance Escrow Amount in accordance with the Escrow Agreement; provided, that any interest accrued on any Escrow Funds shall not become part of or be deemed Escrow Funds.

“Estimated Adjustment Amount” has the meaning specified in Section 1.4.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 1.4.
“Excluded Assets” means the Excluded Leases, the other Excluded Contracts and the other assets of the Companies primarily used in the operation of the Excluded Business, including without limitation the assets set forth in Section 9.1 of the Seller Disclosure Letter.
“Excluded Business” means the network business of Seller and its Affiliates; provided, that the Excluded Business does not include the Business.
“Excluded Contracts” means (i) Contracts primarily not used in the operation of the Business, (ii) Contracts primarily used in the Excluded Business, (iii) the Excluded Leases and (iv) those Contracts set forth in Section 9.2 of the Seller Disclosure Letter.
“Excluded Employee Liabilities” means (i) all liabilities under any Company Benefit Plan, except for any that are designated as Purchaser liabilities on Section 2.13 of the Seller Disclosure Letter, (ii) all liabilities related to the Retained Employees and (iii) subject to Section 5.2(i), all pre-Closing liabilities of the Companies related to Covered Employees other than the Assumed Vacation.
“Excluded Intercompany Debt” means all Indebtedness owing by any of the Companies, on the one hand, to Seller or any Affiliate of Seller (other than the Companies), on the other hand, other than the Inter-Company Obligation.
“Excluded Intercompany Debt Documents” means all documents, instruments and agreements evidencing or made in connection with the Excluded Intercompany Debt.
“Excluded Leases” means all Leases other than the Included Leases, including without limitation the Leases identified as “Excluded Leases” on Section 2.18 of the Seller Disclosure Letter.
“Excluded Liabilities” means any and all Liability with respect to any of the following: Excluded Taxes, Excluded Employee Liabilities, Excluded Intercompany Debt, the Inter-Company Obligation (except Purchaser’s Closing Date payment obligation under clause (i) of Section 1.3(c)), any other Indebtedness of the Companies, the Excluded Leases, the other Excluded Contracts, the Liabilities set forth in Section 9.3 of the Seller Disclosure Letter, barter Liabilities, any other Liability arising from any business or operations of the Companies or Seller other than the Business (including without limitation any Liability arising from the Excluded Business), and Liability arising from Closing without a third party consent under any Excluded Lease.
“Excluded Taxes” means (x) any Taxes of the Companies for any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date (as determined under Section 6.2(i) hereof) and (y) any Taxes of any other Person for which any of the Companies is liable under Treasury Regulation Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

“FCC” means the Federal Communications Commission.
“FCC Affiliate” has the meaning specified in Section 1.7(a).
“FCC Assignment Applications” has the meaning specified in Section 1.7(b).
“FCC Assignment Consent” has the meaning specified in Section 1.7(b).
“FCC Licenses” means all licenses, permits and other authorizations issued by the FCC that are used or held for use in the operation of the Business or are held by any of the Companies, including those listed on Section 2.22 of the Seller Disclosure Letter, and including any renewals or modifications thereof between the date hereof and the date of consummation of the FCC Assignment Applications.
“Financial Statements” has the meaning specified in Section 2.8.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Guaranty” means the Guaranty of even date herewith made by Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P., each a Delaware limited partnership in favor of Purchaser with respect to certain aspects of Article 8.
“Hazardous Material” means any hazardous, dangerous or toxic substance, pollutant, material or waste that is listed, classified or regulated or potentially regulated pursuant to any Environmental Law or whose presence at some quantity requires investigation, notification or remediation, or could give rise to liability, under any Environmental Law, including without limitation any material, substance, pollutant or contaminant that is (i) designated as a “hazardous substance” pursuant to the U.S. Clean Water Act, (ii) defined as “hazardous waste” pursuant to the U.S. Resource Conversation and Recovery Act, (iii) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, (iv) petroleum and any petroleum by-products and waste oil, (v) asbestos and asbestos-containing materials, (vi) polychlorinated biphenyls or (vii) lead-based paint.

“Included Contracts” means Contracts (other than Excluded Contracts) primarily used in the operation of the Business, including, without limitation, the Included Leases and Affiliate Contracts.
“Included Leases” means those Leases described as such on Section 2.18 of the Seller Disclosure Letter.
“Increase Amount” has the meaning specified in Section 1.5(d).
“Indebtedness” means with respect to any Person, without duplication: (i) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (ii) obligations under or with respect to (A) acceptances, letters of credit or similar arrangements and (B) bank guarantees and surety bonds (other than those issued for the benefit of the Companies); (iii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments; (iv) guarantees with respect to any Indebtedness of any other Person; and (v) any lease obligations that are properly characterized as capitalized leases under GAAP.
“Indemnification Claim” has the meaning specified in Section 8.3.
“Indemnified Party” has the meaning specified in Section 8.3.
“Indemnitor” has the meaning specified in Section 8.3.
“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, and pending trademark and service mark registration applications; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know how and proprietary information; (vi) logos; and (vii) computer software, together with all goodwill related to each of the foregoing.
“Inter-Company Obligation” means that certain payable or set of payables described on Section 1.3(c)(i) of the Seller Disclosure Letter owed by the Companies to Seller or any of its Affiliates (other than the Companies) as of immediately prior to Closing.
“Inter-Company Obligation Documents” means all documents, instruments and agreements evidencing or made in connection with the Inter-Company Obligation.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or “knowledge” of Seller shall mean the actual knowledge of Rod Sherwood, Steve Kalin, David Hillman, Melissa Garza, Ed Mammone, Jonathan Marshall, Luis Rodriguez, Luis Castillo, John Frawley, Fred Bennett, Alan Gaynor, Mike Reznick and/or Michael Zapf, with respect to the matter in question.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased, licensed, sublicensed or otherwise used or held for use by the Companies as lessee, sublessee, licensee, sublicensee or user, together with all rights, title and interest of the Companies pursuant to a Lease therefor. Leased Real Property includes without limitation all commercial office and facility leases and all rights of way, use permits and agreements, whether or not governmental, used to place cameras of the Business.
“Leases” means the leases, subleases, licenses, sublicenses, camera-siting permits, rights-of-way and agreements, and other similar use and occupancy agreements to which a Company is a party in respect of the Leased Real Property.
“Liability” or “liability” means any liability or obligation of any kind whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet.
“Lien” means any lien, claim, encumbrance, security interest, pledge, option, purchase right, warrant, equitable interest, property interest, charge, easement, mortgage, deed of trust, right of way, use restriction, encroachment, right of first refusal or third-party license, or any other similar covenant, condition or restriction, including without limitation any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Material Adverse Change” means any change, event or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provided, however, that with respect to clause (a) of the definition thereof, a Material Adverse Effect shall not be deemed to include changes, events or conditions to the extent resulting from (a) any change after the date hereof in applicable Laws or GAAP or any interpretation thereof (so long as the Business or the Companies are not disproportionately affected thereby), (b) any change after the date hereof in general U.S. economic or market conditions (so long as the Business or the Companies are not disproportionately affected thereby), (c) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement, (d) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement, (e) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (f) any matter to which Purchaser has consented in writing.
“Material Adverse Effect” means any (a) material adverse effect on the condition (financial or otherwise), results of operations, assets or liabilities of the Business (including the Companies) taken as a whole, or (b) material adverse effect on the ability of Seller to perform its obligations under, or the enforceability against Seller of this Agreement or any agreement made pursuant hereto.
“M Common Stock” has the meaning specified in the Recitals.

“M Company” has the meaning specified in the Recitals.
“M Company Shares” has the meaning specified in the Recitals.
“Net Working Capital” has the meaning specified in Section 1.5(a).
“Non-Compete Period” has the meaning specified in Section 4.3(a).
“Permitted Liens” means (i) mechanics’, materialmen’s and similar Liens arising in the ordinary course of business that secure a liquidated amount that are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) statutory Liens for current Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, and in all cases for which appropriate reserves have been established in the Base Balance Sheet or the Closing Balance Sheet and included in the calculation of the Closing Date Net Working Capital, (iii) Liens securing rental payments under capital lease agreements, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (x) are matters of record and (y) do not or would not reasonably be expected to materially impair or detract from the value or present uses of such real property and (v) Liens described on Section 9.4 of the Seller Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Transaction” means the transaction contemplated by Section 1.3(c).
“Pre-Closing Service” has the meaning specified in Section 5.2(a).
“Pre-Closing Tax Period” has the meaning specified in Section 6.2(a).
“Preliminary Transactions” has the meaning specified in Section 2.31.
“Prime Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.
“Purchase Price” has the meaning specified in Section 1.2.
“Purchaser” has the meaning specified in the Preamble.
“Purchaser Employee” has the meaning specified in Section 5.2(h).
“Purchaser Indemnified Parties” has the meaning specified in Section 8.2(a).
“Purchaser Releasee” or “Purchaser Releasees” has the meaning specified in Section 10.17.
“Purchaser’s Non-Union 401(k) Plan” has the meaning specified in Section 5.2(f).

“Purchaser’s Union 401(k) Plan” has the meaning specified in Section 5.2(f).
“Related Persons” has the meaning specified in Section 10.17.
“Related Transactions” means, collectively, the Preliminary Transactions and the Post-Closing Transaction.
“Representatives” of any Person shall mean such Person’s directors, managers, members, partners, officers, employees, agents, advisors and representatives (including without limitation attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or sources).
“Retained Employees” means (i) all employees of the Companies or Seller other than Covered Employees and (ii) any employee with an employment agreement listed on Section 9.2 of the Seller Disclosure Letter.
“S Common Stock” has the meaning specified in the Recitals.
“S Company” has the meaning specified in the Recitals.
“S Company Shares” has the meaning specified in the Recitals.
“Seller” has the meaning specified in the Preamble.
“Seller Affiliated Group” has the meaning specified in Section 2.15(a).
“Seller Confidential Information” has the meaning specified in Section 5.3.
“Seller Disclosure Letter” means that certain Disclosure Letter delivered by Seller concurrently herewith.
“Seller Fundamental Representations” has the meaning specified in Section 8.1.
“Seller Indemnified Liabilities” means the Excluded Liabilities and any and all Liabilities to the extent arising from the ownership or operation of the Business prior to Closing (including all claims, litigation, arbitrations and other proceedings to the extent arising from the ownership or operation of the Business prior to Closing), in each case except to the extent taken into account in determining Closing Date Net Working Capital; provided, that notwithstanding anything set forth herein, Seller and its Affiliates shall have no obligation with respect to the Assumed Vacation (other than through reimbursement from the Severance Escrow Amount); and provided further that for the avoidance of doubt, the performance of the obligations arising under the Included Contracts before Closing shall be the sole responsibility of Seller and the performance of the obligations arising under the Included Contracts after Closing shall be the sole responsibility of Purchaser.
“Seller Indemnified Parties” has the meaning specified in Section 8.2(b).

“Seller Releasee” or “Seller Releasees” has the meaning specified in Section 10.17.
“Seller’s Tax Contest Claim” has the meaning specified in Section 6.2(d).
“Seller’s Non-Union 401(k) Plan” has the meaning specified in Section 5.2(f).
“Seller’s Union 401(k) Plan” has the meaning specified in Section 5.2(f).
“Severance Escrow Amount” means $5,000,000.
“Straddle Period” has the meaning specified in Section 6.2(i).
“Subsidiary” means, with respect to any Person, any entity of which (i) 50% of more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or (ii) the power to elect a board majority (or persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person; provided, however, with respect to M Company for purposes of Article III, no entity formed or created for the purpose of any of the Preliminary Transactions that is not a Subsidiary of M Company as of Closing, and with respect to which none of the Companies has any Liability, shall be deemed a Subsidiary of M Company as of Closing.
“Survival Expiration Date” has the meaning specified in Section 8.1.
“T Common Stock” has the meaning specified in the Recitals.
“T Company” has the meaning specified in the Recitals.
“T Company Shares” has the meaning specified in the Recitals.
“Tangible Personal Property” means all interests of the Companies in all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, cameras, aircraft, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description, used or held for use in connection with the Business, including without limitation those listed and described on Section 2.24(a) and Section 2.24(b) of the Seller Disclosure Letter.
“Tax” or “Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto.
“Tax Contest Claims” has the meaning specified in Section 6.2(d).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
“Third Party Sale” has the meaning specified in Section 4.3(a).
“Traffic Service” has the meaning specified in Section 4.3(a).
“Transition Services Agreement” has the meaning specified in Section 7.3(b).
“Treasury Regulations” means the regulations issued pursuant to the Code.
“Union Plans” has the meaning specified in Section 5.2(e).
“WARN” has the meaning specified in Section 5.2(e).
ARTICLE 10.
MISCELLANEOUS
Section 10.1 Waiver. Any party to this Agreement may waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 10.2 Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile (with confirmed delivery), addressed as follows:
If to Purchaser, to:
Clear Channel Broadcasting, Inc.
200 E. Basse Road
San Antonio, TX 78209
Attention: Dirk Eller
Facsimile: (210) 822-2299
with a copy (which shall not constitute notice) to each of:
Clear Channel Broadcasting, Inc.
Legal Department
200 E. Basse Road
San Antonio, TX 78209
Attention: Hamlet Newsom
Facsimile: (210) 832-3433

and to:
Wiley Rein LLP
1776 K Street, NW
Washington, DC 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049
If to Seller, to:
Westwood One, Inc.
1166 Avenue of the Americas, 10th Floor
New York, NY 10036
Attention: David Hillman
Facsimile: (212) 641-2198
with a copy (which shall not constitute notice) to each of:
Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004-2502
Attention: Paul F. Sheridan, Jr.
Joseph Simei
Facsimile: (202) 637-2201
and
c/o The Gores Group, LLC
10877 Wilshire Boulevard, 18th Floor
Los Angeles, CA 90024
Attention: Fund General Counsel
Facsimile: (310) 443-2149
or to such other address or addresses as the parties may from time to time designate in writing.
Section 10.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, Purchaser may assign this Agreement (in whole or in part) upon written notice to, but without need for consent from, Seller, to one or more Affiliates of Purchaser. No assignment shall relieve a party of any obligations under this Agreement. Subject to the foregoing and except as otherwise contemplated or set forth in Section 8.7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the past and present officers and directors of the Companies shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 5.1, (ii) the past, present and future officers, directors, employees, incorporators, stockholders, partners, members, Affiliates, agents and representatives of the parties and the Companies, and any Affiliate of any of the foregoing, are intended third-party beneficiaries of, and may enforce, Section 10.16, and (iii) the past, present and future officers, directors and employees of the parties, the Companies, and any Affiliate of any of the foregoing, are intended third-party beneficiaries of, and may enforce, Section 10.17.
Section 10.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid pursuant to Section 1.5(b); provided, further, that each of Seller and Purchaser shall be responsible for one-half of all stamp Tax or other transfer Tax payable as a result of the consummation of the transactions contemplated hereby in accordance with Section 6.2(k) and one-half of all FCC filing fees for the FCC Assignment Applications.
Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
Section 10.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 10.8 Disclosure Letters. The Seller Disclosure Letter is a part of this Agreement as if fully set forth herein. Without limiting the foregoing, Purchaser shall comply with the obligation set forth in the last sentence of Section 9.3 of the Seller Disclosure Letter. All references herein to articles, sections, paragraphs and Sections of the Seller Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Seller Disclosure Letter with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance to such other sections or schedules is reasonably apparent. Certain information set forth in the Seller Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.9 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 10.10 Entire Agreement. This Agreement (together with the Seller Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. The parties agree and acknowledge that (a) except as provided in Article II, Article III or in the Guaranty, neither party nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, to the other or its Affiliates, and (b) none of the foregoing Persons shall be liable in respect of the accuracy or completeness of any information provided to the other or its Affiliates in connection with the transactions contemplated by this Agreement except as set forth in this Agreement (or the Seller Disclosure Letter). Any and all information that may be contained or posted in the electronic data room established by Seller in connection with the transactions contemplated by this Agreement shall be deemed provided or made available to Purchaser.
Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement and which makes reference to this Agreement.

Section 10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then so long as no party is deprived of the benefits of this Agreement in any material respect, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, so long as no party is deprived of the benefits of this Agreement in any material respect, they shall take any actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 10.13 Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of Wilmington, Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.13. The prevailing party in any suit brought to enforce the performance or compliance of any provision of this Agreement, including without limitation any action to enforce this Agreement under Section 10.14, may recover reasonable attorneys’ fees and costs from the non-prevailing party.
Section 10.14 Enforcement. The parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any non-breaching party shall be entitled to an injunction or injunctions to restrain any breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement without the necessity of showing economic loss or other actual damage and without any bond or other security being required, in addition to any other remedy to which such non-breaching party is entitled at law or in equity.
Section 10.15 Further Assurances.
(a) After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
(b) Seller shall transfer to Purchaser on a daily basis (with not more than a three day lag) all receipts with respect to the Business received by Seller on or after the Closing Date, without offset, together with all details, including copies of checks and any other relevant information.

Section 10.16 Non-Recourse. Except as set forth in Section 8.7 or in the Guaranty, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except in the case of fraud. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise) and except as set forth in Section 8.7 or in the Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Companies or Purchaser under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except in the case of fraud or willful misconduct.
Section 10.17 Waiver of Claims.
(a) Effective upon the Closing, Purchaser, on behalf of itself and each of its past, present and future Affiliates (including the Companies), beneficiaries and assigns (“Related Persons”), hereby releases and forever discharges each of the past, present and future respective officers, directors and employees (other than Covered Employees and future officers, directors and employees of the Companies) of Seller and each of its Affiliates (each individually, a “Seller Releasee” and collectively, “Seller Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities, whether known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, both at law and in equity, which Purchaser or any of its Related Persons now has, has ever had or hereafter has against the respective Seller Releasees with respect to the enforcement of this Agreement or the pre-Closing operations or activities of the Business or the Companies; provided, that in the event an individual that is such a past, present or future officer, director or employee makes or brings a claim, lawsuit or action against Purchaser and/or any of its Related Persons, the defendants or respondents in such claim, lawsuit or action shall be entitled to, and nothing herein shall result in the release of, any defense, counterclaim or offset available to be asserted against such individual in connection with any such claim, lawsuit or action; and provided, further, that the foregoing release shall not extend to any embezzlement or criminal conduct by any such past or present officer, director or employee. Notwithstanding the foregoing, subject to Section 10.16, Purchaser and its Affiliates do not release and this provision shall not be deemed to affect any of their rights or claims under, or any obligation of Seller and its Affiliates pursuant to, this Agreement (including any indemnification obligations of Seller pursuant to Article VIII hereof) or the Guaranty or any other any Ancillary Agreement.
(b) Effective upon the Closing, Seller, on behalf of itself and each of Related Persons, hereby releases and forever discharges each of the past, present and future respective officers, directors and employees of Purchaser, the Companies (including the Covered Employees) and each of their Affiliates (each individually, a “Purchaser Releasee” and collectively, “Purchaser Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities, whether known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, both at law and in equity, which Seller or any of its Related Persons now has, has ever had or hereafter has against the respective Purchaser Releasees with respect to the enforcement of this Agreement or the pre-Closing operations or activities of the Business or the Companies; provided, that in the event an individual that is such a past, present or future officer, director or employee makes or brings a claim, lawsuit or action against Seller and/or any of its Related Persons, the defendants or respondents in such claim, lawsuit or action shall be entitled to, and nothing herein shall result in the release of, any defense, counterclaim or offset available to be asserted against such individual in connection with any such claim, lawsuit or action; and provided, further, that the foregoing release shall not extend to any embezzlement or criminal conduct by any such past or present officer, director or employee of any Company. Notwithstanding the foregoing, subject to Section 10.16, Seller and its Affiliates do not release and this provision shall not be deemed to affect any of their rights or claims under, or any obligation of Purchaser and its Affiliates pursuant to, this Agreement (including any indemnification obligations of Purchaser pursuant to Article VIII hereof) or any Ancillary Agreement.
(c) Effective upon the Closing, Seller, on behalf of itself and each of its Related Persons, hereby releases and forever discharges the Companies from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities, whether known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, both at law and in equity, which Seller or any of its Related Persons now has, has ever had or hereafter has against the Companies that arise from or are attributable to the period prior to Closing, except for those related to payoff of the Inter-Company Obligation; provided, that in the event a Company makes or brings a claim, lawsuit or action against Seller and/or any of its Related Persons, the defendants or respondents in such claim, lawsuit or action shall be entitled to, and nothing herein shall result in the release of, any defense, counterclaim or offset available to be asserted against such Company in connection with any such claim, lawsuit or action. Notwithstanding the foregoing, subject to Section 10.16, Seller and its Affiliates do not release and this provision shall not be deemed to affect any of their rights or claims under, or any obligation of Purchaser or the Companies pursuant to, this Agreement or any Ancillary Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

CLEAR CHANNEL ACQUISITION LLC

By:	/s/ Dirk Eller

	Name:	Dirk Eller
	Title:	SVP

SELLER:

WESTWOOD ONE, INC.

By:	/s/ Roderick M. Sherwood III

	Name:	Roderick M. Sherwood III
	Title:	President and Chief Financial Officer
For purposes of Section 1.7 only as FCC AFFILIATE:

WESTWOOD ONE RADIO NETWORKS, INC.

By:	/s/ Roderick M. Sherwood III

	Name:	Roderick M. Sherwood III
	Title:	President and Chief Financial Officer
[Signature Page to Stock Purchase Agreement]

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